UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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National Western Life Insurance Company

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National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010

May 4, 2012
To Our Shareholders:

We cordially invite you to attend the 2012 Annual Meeting of Shareholders of National Western Life Insurance Company to be held on Friday, June 22, 2012 at 8:30 a.m., local time, at the offices of National Western Life Insurance Company at 850 East Anderson Lane, Austin, Texas 78752-1602.

Pursuant to the rules of the Securities and Exchange Commission, we are using the "Notice and Access" method of providing proxy materials to you via the Internet. We believe this process will provide you with a convenient way to access your proxy materials and vote your shares, while also allowing us to reduce associated printing and distribution costs and help us conserve our resources. On or about May 4, 2012, we will mail to our shareholders of record a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2011 Annual Report and vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2011 Annual Report.

Each of the Notice of Internet Availability of Proxy Materials that will be mailed and the Notice of Annual Meeting of Shareholders and proxy statement contained herein identifies the items planned to be addressed at the Annual Meeting. We encourage you to read the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Shareholders, and the proxy statement so that you may be informed about the business to come before the meeting.

Your participation in our business is important, regardless of the number of shares you own. As such, we encourage you to cast your vote via the Internet or by telephone, or, if you previously requested paper copies of the proxy materials, by completing the accompanying proxy and returning it in the prepaid envelope provided.

We look forward to seeing you on June 22, 2012.

Sincerely,

/S/ Robert L. Moody
Robert L. Moody
Chairman of the Board
and Chief Executive Officer

National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of National Western Life Insurance Company:

The 2012 Annual Meeting of Shareholders (“Annual Meeting”) of National Western Life Insurance Company (the “Company” or “National Western”) will be held on Friday, June 22, 2012 at the Company’s offices at 850 East Anderson Lane, Austin, Texas 78752-1602 at 8:30 a.m. local time for the following purposes:

1.To elect three (3) designees of holders of Class A Stock and six (6) designees of holders of Class B Stock, for a total of nine (9) members for election to the board of directors, who shall hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed;
2.To ratify the appointment of the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and
3.To transact other business that may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

These items are fully described in the proxy statement, which is part of this notice.

Pursuant to the rules of the Securities and Exchange Commission, National Western has elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about May 4, 2012, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date of April 23, 2012. All shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referenced in the Notice of Internet Availability of Proxy Materials as of the date of mailing of the Notice of Internet Availability of Proxy Materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2011, are available at http://www.cstproxy.com/nationalwesternlife/2012.

The Company has not received notice of other matters that may be properly presented at the Annual Meeting.

The Board of Directors of the Company has fixed the close of business on April 23, 2012 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.  A complete list of shareholders will be open to examination by any shareholder for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at the offices of the Company at 850 East Anderson Lane, Austin, Texas 78752-1602 for ten (10) days prior to the Annual Meeting.  If you would like to view the shareholder list, please call the Company Secretary at (512) 836-1010 to schedule an appointment.  The list will also be available at the Annual Meeting and may be inspected by any shareholder who is present.

Regardless of the number of shares of National Western Life Insurance Company common stock you hold, as a shareholder your vote is important and the Board of Directors of the Company strongly encourages you to exercise your right to vote.  To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting.

By Order of the Board of Directors

May 4, 2012	/S/ James P. Payne
James P. Payne
Senior Vice President and Secretary

IMPORTANT

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO VOTE VIA THE INTERNET OR BY PHONE, OR REQUEST PAPER COPIES OF THE PROXY MATERIALS AND COMPLETE, SIGN, DATE, AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE ANNUAL MEETING.

National Western Life Insurance Company
850 East Anderson Lane
Austin, Texas 78752-1602
(512) 836-1010

PROXY STATEMENT FOR
2012 ANNUAL MEETING OF SHAREHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2011 are available at http://www.cstproxy.com/nationalwesternlife/2012.

This proxy statement and the accompanying proxy are being made available to shareholders on or about May 4, 2012 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of National Western Life Insurance Company of proxies to be used at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of National Western Life Insurance Company to be held on Friday, June 22, 2012 at our offices at 850 East Anderson Lane, Austin, Texas 78752-1602 at 8:30 a.m. local time.  Our principal executive offices are located at 850 East Anderson Lane, Austin, Texas 78752-1602.  Unless the context requires otherwise, references in this proxy statement to “National Western,” “the Company,” “we,” “us,” or “our” refer to National Western Life Insurance Company.

QUORUM AND VOTING

Holders of record of our Class A common stock, par value $1.00 per share (the “Class A Stock”) and our Class B common stock, par value $1.00 per share (the “Class B Stock” and, together with the Class A Stock, the “Common Stock”), at the close of business on April 23, 2012, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.  As of April 23, 2012, there were 3,434,763 shares of Class A Stock outstanding, held by 3,914 holders of record and 200,000 shares of Class B Stock outstanding, held by two (2) holders of record.  The number of holders does not include any beneficial owners for whom shares of Common Stock may be held in “nominee” or “street” name.

Shareholders of record at the close of business on April 23, 2012 will be entitled to vote at the Annual Meeting.  Each shareholder is entitled to one vote per share held by such holder on all matters coming before the Annual Meeting, except as otherwise described below.

Article 4 of the Amended and Restated Articles of Incorporation of the Company provides that the Class A stockholders have the exclusive right to elect one-third (1/3) of the members of the Board of Directors, plus one director for any remaining fraction, and that the Class B stockholders have the exclusive right to elect the remaining members of the Board of Directors.  In view of Robert L. Moody’s ownership, as of April 23, 2012, of more than 99% of the Class B Stock outstanding, as well as Mr. Moody’s ownership of 34.3% of the Class A Stock outstanding (see Stock Ownership table below), Mr. Moody holds the voting power to elect a majority of the Board of Directors.  The Company is considered to be a controlled company and Mr. Moody is the controlling shareholder.

The presence, in person or by proxy, of the holders of one-half (1/2) of the total of each of the Class A Stock and the Class B Stock will constitute a quorum at the Annual Meeting.  If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time without further notice, other than announcement at the Annual Meeting, until a quorum is present.  At such reconvened Annual Meeting at which a quorum is present, any business may be transacted as originally noticed.  Abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority to vote on a matter, and has not received instructions from the beneficial owner) are counted as present in determining whether the quorum requirement is met.

Our Amended and Restated Bylaws require the affirmative vote of a majority of the votes cast for all matters to be determined at the Annual Meeting, other than the election of directors, including Proposal Two to ratify the appointment of KPMG LLP as our independent registered public accounting firm.  On these matters, abstentions and broker non-votes will be treated as unvoted for purposes of determining approval of the proposals and will have neither the effect of a vote for or vote against the proposals.

The Inspector of Elections for the Annual Meeting will be James P. Payne, our Senior Vice President - Secretary, and he will tabulate the votes.  We will announce preliminary voting results at the Annual Meeting.  The final official voting results from the Annual Meeting will be disclosed in an 8-K to be filed within four business days after the meeting.

You may vote your proxy by Internet, telephone, or mail, as explained below.  Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Savings Time, on June 22, 2012.  Voting your proxy does not limit your right to vote in person should you decide to attend the Annual Meeting.  The law of Colorado, under which National Western is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections of the Annual Meeting can determine that such electronically transmitted proxy was authorized by the shareholder.  If your shares are held in the name of a broker, bank, or other holder of record, you will be provided voting instructions from the holder of record. If you vote by Internet or telephone, please do not mail in a proxy card.

•Internet.  Access the Internet voting site at http://www.cstproxy.com/nationalwesternlife/2012.  Follow the on-screen instructions and be sure to have the control number listed on your proxy card available when you access the Internet voting site.  Please note that shareholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees.
•Telephone.  Dial toll free 1 (866) 894-0537 from any touch-tone telephone.  Follow the voice prompts and be sure to have the control number listed on your proxy card available when you call.
•Mail. If you requested printed copies of the proxy materials, you may vote by simply marking, signing, dating, and returning the proxy card to Continental Stock Transfer & Trust Company.  A postage-prepaid envelope will be provided for your convenience if you wish to vote your proxy by mail.

If a shareholder properly uses the Internet voting procedures described on the proxy card, or calls the toll-free telephone number, or completes, signs, dates, and returns the proxy card, by 7:00 p.m., Eastern Daylight Savings Time, on June 21, 2012, his, her, or its shares will be voted at the Annual Meeting in accordance with his, her, or its instructions.  If a shareholder returns a proxy card unsigned, his, her, or its vote cannot be counted.  If a shareholder signs and dates a proxy card, but does not fill out the voting instructions on the proxy card, the shares represented by the proxy will be voted in accordance with the Board of Directors’ recommendations, as follows:

•FOR the election of each of the nominees to the Board of Directors to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed; and
•FOR the ratification of the appointment of the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

In addition, if any other matters come before the Annual Meeting, James P. Payne, our Senior Vice President -Secretary, the named proxy, has discretionary authority to vote on those matters in accordance with his best judgment.  The Board of Directors is not currently aware of any other matters that may come before the Annual Meeting.

REVOCABILITY OF PROXY

The proxy is for use at the Annual Meeting if a shareholder will be unable to attend in person.  The proxy (whether submitted by mail, telephone, or Internet) may be revoked by a shareholder at any time before it is exercised on the date of the Annual Meeting by:

•executing and delivering a written notice of revocation to the Secretary of National Western at our principal executive offices;
•submitting a later-dated proxy by Internet in the manner specified above, by telephone in the manner specified above, or in writing to the Secretary of National Western at our principal executive offices; or
•attending and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not revoke a proxy unless a shareholder provides written notice of revocation to the Secretary of National Western before the proxy is exercised or unless the shareholder votes his or her shares in person at the Annual Meeting.  Street name holders that vote by proxy may revoke their proxies by informing the holder of record in accordance with that entity’s procedures.

SOLICITATION

This solicitation is made on behalf of the Board of Directors.  The cost of preparing, assembling, printing, and mailing the Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Shareholders, this proxy statement, the proxy card, and any additional materials, as well as the cost of soliciting the proxies will be borne by us, including reimbursement paid to brokerage firms and other custodians, nominees, and fiduciaries for reasonable costs incurred in forwarding the proxy materials to, and solicitation of proxies from, the beneficial owners of shares held by such persons.  The solicitation will be made initially by mail.  Our Board of Directors may later decide to make further solicitations by mail, telephone, telex, facsimile, or personal calls by our directors, officers, and employees. We will not pay additional compensation to our directors, officers, and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The information provided below sets forth certain information as of April 23, 2012, regarding (i) the ownership of voting securities of the Company by each person who is known to the management of the Company to have been the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Class A Stock or Class B Stock; (ii) the ownership interest of each director of the Company; (iii) the ownership interest of the named executive officers of the Company; (iv) the ownership interest of officers and directors of the Company as a group; and (iv) the total number of stock options outstanding for all such persons and entities.  Insofar as is known to the Company, each such person, entity, or group has sole voting and investment power with respect to all such shares of Class A Stock and Class B Stock, except as may otherwise be noted.

For purposes of the tables below, the amounts and percentages of Class A Stock and Class B Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants.  Beneficial ownership also includes securities that are the subject of a voting trust, proxy, power of attorney, or other similar agreement.  Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Owners of More Than 5% of Our Common Stock

Based solely upon filings made with the SEC, the following persons are the only persons known by us to own beneficially more than 5% of the outstanding shares of Class A Stock or Class B Stock as of April 23, 2012.  Percent of class is calculated based on 3,434,7630 shares of Class A Stock and 200,000 shares of Class B Stock outstanding as of April 23, 2012.

Name and Address of Beneficial Owners	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class

Robert L. Moody(1)	Class A Stock	1,185,996	34.3%
2302 Post Office Street, Suite 702	Class B Stock	198,074	99.0%
Galveston, Texas

(1) Robert L. Moody of Galveston, Texas, is Chairman of the Board of Directors and Chief Executive Officer of the Company.  Mr. Moody is the controlling shareholder of the Company, and he holds the voting power to elect more than a majority of the members of the Board of Directors.  Of the Class A Stock listed as owned, 26,900 shares are issuable upon the exercise of stock options that are either currently exercisable or that will become exercisable within 60 days of April 23, 2012.

Directors and Executive Officers

Except under applicable community property laws or as otherwise indicated in the footnotes to the table below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.  The address of all directors and executive officers in this table is c/o National Western Life Insurance Company, 850 East Anderson, Austin, Texas 78752-1602.  Ownership amounts are as of April 23, 2012.    Percent of class is calculated based on 3,434,7630 shares of Class A Stock and 200,000 shares of Class B Stock outstanding as of April 23, 2012.

Directors and Officers	Title of Class	Amount and Nature of Beneficial Ownership†	Percent of Class

Directors and Named Executive Officers:
Robert L. Moody	Class A Stock	1,185,996	34.3%
	Class B Stock	198,074	99.0%

Ross R. Moody	Class A Stock	21,362	+
	Class A Stock*	625	+
	Class B Stock*	481.5	+

Charles D. Milos	Class A Stock	10,828	+

Directors and Officers	Title of Class	Amount and Nature of Beneficial Ownership†	Percent of Class

Directors:
Stephen E. Glasgow	Class A Stock	1,650	+

E. Douglas McLeod	Class A Stock	4,400	+

Frances A. Moody-Dahlberg	Class A Stock	4,250	+
	Class A Stock*	625	+
	Class B Stock*	481.5	+

Russell S. Moody	Class A Stock	4,250	+
	Class A Stock*	625	+
	Class B Stock*	481.5	+

Louis E. Pauls, Jr.	Class A Stock	3,310	+

E. J. Pederson	Class A Stock	2,500	+

Named Executive Officers:
S. Christopher Johnson	Class A Stock	600	+

Brian M. Pribyl	Class A Stock	1,800	+

Directors and Executive	Class A Stock	1,242,821	35.5%
Officers as a Group	Class B Stock	199,518.5	99.8%
(12 Persons)

* Shares are owned indirectly through the Three R Trusts.  The Three R Trusts are four Texas trusts for the benefit of the children of Mr. Robert L. Moody (Robert L. Moody, Jr., Ross R, Moody, Russell S. Moody, and Frances A. Moody-Dahlberg).  The Three R Trusts own a total of 2,500 shares of Class A Stock and 1,926 shares of Class B Stock.

+ Indicates ownership of less than one percent of the class.
† Class A Stock includes the below noted number of shares that are issuable upon the exercise of stock options that are either currently exercisable or that will become exercisable within 60 days of April 23, 2012.

Robert L. Moody – 26,900
Ross R. Moody – 15,712
Charles D. Milos – 5,000
Stephen E. Glasgow – 1,600
E. Douglas McLeod – 2,400
Frances A. Moody-Dahlberg – 2,400
Russell S. Moody – 2,400
Louis E. Pauls, Jr. – 2,400
E.J. Pederson – 2,400
Brian M. Pribyl – 1,800
S. Christopher Johnson – 600

PROPOSAL 1:   ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the Board of Directors shall consist of a minimum of seven (7) directors and a maximum of twenty-seven (27) directors.  The Board of Directors currently consists of nine (9) members.  A Board of Directors composed of nine (9) persons is recommended by the Board of Directors to be elected at the 2012 Annual Meeting to serve until the next Annual Meeting of Shareholders, or until their successors have been duly elected and qualified.  Article 4 of the Amended and Restated Articles of Incorporation of the Company provides that the Class A stockholders shall have the exclusive right to elect one-third (1/3) of the Board of Directors, plus one director for any remaining fraction, and that the Class B stockholders shall have the exclusive right to elect the remaining members of the Board of Directors.  Accordingly, the Board of Directors recommends the election of three (3) Class A nominees and six (6) Class B nominees indicated below.  The plurality of each class of stock voting separately will be necessary to elect the directors of that particular class.  It is the intention of the persons named in the enclosed proxy to vote for the nominees of the particular class, unless the proxy has been marked to withhold authority to vote for the nominees.  The Amended and Restated Bylaws of the Company do not permit cumulative voting for directors.

It is the intention of the persons named in the proxy, in the absence of a contrary direction, to vote FOR the election of each of the nine persons named in this proxy statement as nominees for director for a one-year term expiring at the 2013 Annual Meeting of Shareholders or until their successors are duly elected and qualified or until their earlier death, resignation, or removal.

Nominees for the Board of Directors

Our nominees for the election of directors include three independent directors, as defined by the NASDAQ Listing Rules, and three members of our senior management.  The names of the nominees for election as a director to serve until the 2013 Annual Meeting of Shareholders, or until their earlier resignation or removal, and certain additional information with respect to each of them, are set forth below.  The nominees have consented to be named in this proxy statement and to serve as directors, if elected.  Except as indicated in “Relationships among Directors and Executive Officers” below, there are no family relationships among any of our executive officers or the director nominees.

If, at the time of or prior to the Annual Meeting, any of the nominees is unable or declines to serve, the persons named as proxies may use the discretionary authority provided in the proxy to vote for a substitute or substitutes designated by the Board of Directors.  If the proxy has been marked to withhold authority to vote for the nominees, the proxy will not then be voted either for or against such substitute nominees.  The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Class A Nominees

Name of Director	Principal Occupation During Last Five Years and Directorships	Class Nominee	Age	Director Since

Robert L. Moody	Chairman of the Board and Chief	Class A	76	1963
(1) (3)	Executive Officer of the Company

Stephen E. Glasgow	Partner, G-2 Development, L.P.	Class A	49	2004
(2) (4)	Austin, Texas

E. J. Pederson	Management Consultant	Class A	64	1992
(2) (4)	Former Executive Vice President,
	The University of Texas
	Medical Branch, Galveston, Texas

Class B Nominees

Name of Director	Principal Occupation During Last Five Years and Directorships	Class Nominee	Age	Director Since

Ross R. Moody	President and Chief Operating Officer	Class B	49	1981
(1) (3)	of the Company

E. Douglas McLeod	Director of Development, The Moody	Class B	70	1979
	Foundation, Galveston, Texas

Charles D. Milos	Senior Vice President of the Company	Class B	66	1981
(1) (3)

Frances A. Moody-Dahlberg	Executive Director,	Class B	42	1990
	The Moody Foundation,
	Dallas, Texas

Russell S. Moody	Investments, League City, Texas	Class B	50	1988

Louis E. Pauls, Jr.	President, Louis Pauls & Company;	Class B	76	1971
(2) (4)	Investments, Galveston, Texas

(1)	Member of Executive Committee.

(2)	Member of Audit Committee.

(3)	Member of Investment Committee.

(4)	Member of Compensation and Stock Option Committee.

There are no arrangements or understandings pursuant to which any director was elected.  All directors hold office for a term of one year or until their successors are elected and qualified.

Class A Nominees

ROBERT L. MOODY
Chairman of the Board & Chief Executive Officer from 1963-1968, 1971-1980, and 1981-Present; Chief Executive Officer of American National Insurance Company since 1991 and Chairman of the Board since 1982; Director of American National Insurance Company since 1960; Chairman of the Board, Chief Executive Officer, and Director of Moody National Bank (banking services); and Trustee of The Moody Foundation (charitable and educational foundation) since 1955.  Mr. Moody’s tenure as Chief Executive Officer affords him extensive insight into the Company’s operations and qualifies him to serve as Chairman of our Board of Directors.

STEPHEN E. GLASGOW
Managing Partner of Texas GSA Holdings, LP, G-2 Development, LP, and RAM Investments, real estate development and investment companies, since 2006, 2003, and 1990, respectively.  Mr. Glasgow has developed and built a variety of different projects, including residential subdivisions, single and multi-family products, commercial office buildings, retail centers, and government properties.  Mr. Glasgow’s independence, experience, and financial acumen qualify him to serve as a member of our Board of Directors.

E. J. PEDERSON
Management consultant since January 2007; Executive Vice President, The University of Texas Medical Branch, Galveston from 1986-2007; Vice President Business Affairs of the University of Texas at San Antonio from 1984-1986; and Vice President Business

Affairs of the University of Texas at Dallas from 1980-1984.  Mr. Pederson’s combination of independence, financial expertise, and experience qualify him to serve as a member of our Board of Directors.

Class B Nominees

ROSS R. MOODY
President and COO since 1992; Director, Officer, and/or Manager of various Company subsidiaries; Trustee of The Moody Foundation (charitable and educational foundation); and Director of the following indirect subsidiaries of American National Insurance Company (American National Property and Casualty Company, American National General Insurance Company, ANPAC Louisiana Insurance Company, Pacific Property and Casualty Company, Farm Family Holdings, Inc., Farm Family Life Insurance Company, United Farm Family Insurance Company, Farm Family Casualty Insurance Company, and American National County Mutual Insurance Company).  Mr. Moody’s prior experience as our President and Chief Operations Officer provides him with significant insight into our operations and qualifies him to serve as a member of our Board of Directors.

E. DOUGLAS McLEOD
Director of Development of The Moody Foundation (charitable and educational foundation) since 1982; Chairman and Director of Moody Gardens, Inc. (charitable corporation); Attorney; Advisory Director of American National Insurance Company, Galveston, Texas; Director of ANREM Corporation (American National Insurance Company subsidiary real estate management corporation); Vice President and Director of Colonel Museum, Inc. (charitable organization); Director, San Jacinto Musuem of History (charitable organization); Past Director and past Chairman of Center for Transportation and Commerce (charitable organization); Past Director and Executive Board Member, South Texas College of Law (law school); Past Member of State House of Representatives of the State of Texas (terms ended January 1983). Mr. McLeod’s experience as an attorney and public servant, including as a state legislator, as well as experience in real estate development and non-profit administration allow him to provide a varied set of problem-solving skills and valuable insight to the Company as a member of our Board of Directors.

CHARLES D. MILOS
Senior Vice President – Mortgage Loans and Real Estate since 1983; Director, officer, and/or manager of various Company subsidiaries; and President of Regent Care Management and Regent Care Management Services since 2005.  Mr. Milos was Vice President of Seal Fleet, Inc. from 1981-1983 and an Investment Analyst for National Western Life Insurance Company from 1976-1981.  Mr. Milos’ considerable experience as a senior officer of the Company, along with his understanding of its operations, qualifies him to serve as a member of our Board of Directors.

FRANCES ANNE MOODY-DAHLBERG
Executive Director of The Moody Foundation (charitable and educational foundation) since January 1998; Coordinator, Charitable Requests for the Company since March 15, 2010; a Trustee of The Moody Foundation since February 2004; Director of American National Insurance Company since 1987; Past Director of Gal-Tex Hotel Corporation (hotel management corporation) from March 2000 to December 2003; and past Director of The Moody Endowment (charitable corporation) from 1991 to February 2004.  Mrs. Moody-Dahlberg’s significant director experience affords her with the qualities necessary to serve as a member of our Board of Directors.

RUSSELL S. MOODY
Investments, League City, Texas; Director of American National Insurance Company, since 1986; and past Director of Gal-Tex Hotel Corporation (hotel management company) from March 2000 to December 2003.  Mr. Moody’s longstanding directorships provide him with the experience and understanding to qualify him to serve as a member of our Board of Directors.

LOUIS E. PAULS, Jr.
Owner and President of Louis Pauls & Co., a municipal bond and investment firm, since 1958.  Mr. Paul’s longstanding business knowledge and experience directing the management of our Company qualifies him to serve as a member of the Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of the nominees for director to serve until the 2013 Annual Meeting of Shareholders.  All proxies executed and returned will be voted “FOR” the nominees unless the proxy specifies otherwise.

EXECUTIVE OFFICERS

The following persons are our executive officers, serving at the discretion of the Board of Directors, as of April 23, 2012.  Except as set forth below, there are no family relationships among any of our executive officers or nominees for director.

Name	Age	Position Held

Robert L. Moody	76	Chairman of the Board and Chief Executive Officer (1963-1968, 1971-1980, 1981), Director

Ross R. Moody	49	President and Chief Operating Officer (1992), Director

Scott E. Arendale	67	Senior Vice President - International Marketing (2006)

Paul D. Facey	60	Senior Vice President - Chief Actuary (1992)

Michael P. Hydanus	60	Senior Vice President - Chief Administrative Officer (2008)

S. Christopher Johnson	43	Senior Vice President - Chief Marketing Officer (2006)

Charles D. Milos	66	Senior Vice President - Mortgage Loans and Real Estate (1990), Director

James P. Payne	67	Senior Vice President - Secretary (1998)

Brian M. Pribyl	53	Senior Vice President - Chief Financial Officer and Treasurer (2001)

Patricia L. Scheuer	60	Senior Vice President - Chief Investment Officer (1992)

Thomas F. Kopetic	52	Vice President - Controller and Assistant Treasurer (2010)

The biographies for Robert L. Moody, our Chairman of the Board and Chief Executive Officer, Ross R. Moody, our President and Chief Operating Officer, and Charles D. Milos our Senior Vice President – Mortgage Loans and Real Estate, are listed above under the heading “Nominees for the Board of Directors.”

All of our executive officers listed above have served in various executive capacities with the Company for more than five years, except as described below.

There are no arrangements or understandings pursuant to which any officer was elected. All officers hold office for a term of one year or until their successors are elected and qualified, unless otherwise specified by the Board of Directors.

SCOTT E. ARENDALE
Mr. Arendale has been Senior Vice President – International Marketing since June 2006.  Mr. Arendale was an Assistant Vice President and Vice President with National Western from July 1993 through June 2006, General Manager of International SOS Assistance from October 1992 to June 1993, and a Manager and Division Manager for Seguros Pan American from January 1971 to October 1992.

PAUL D. FACEY
Mr. Facey has been Senior Vice President & Chief Actuary since March 1992.  Mr. Facey was Director of Actuarial Services for Variable Annuity Life Insurance Company from June 1987 to March 1992, Assistant Vice President of Marketing and Actuarial Services for Gerling Global Life Insurance Company from April 1985 to June 1987, and was with Northern Life Assurance Company from June 1973 to March 1985.

MICHAEL P. HYDANUS
Mr. Hydanus has been Senior Vice President – Chief Administrative Officer since July 2009.  Mr. Hydanus was Senior Vice President – Chief Information Officer from September 2008 to July 2009.  Mr. Hydanus was previously with Financial Industries Corporation (Austin, TX) serving as Chief Operations Officer from 2005 to 2007 and Interim President and Chief Executive Officer from early 2007 to the sale of the company in 2008.  Prior to that Mr. Hydanus operated Sage Consulting Group (California and Tennessee) from 2001 to 2005, and in his earlier career, 1980-2001, he held various senior management positions at MetLife, Baltimore Life, Columbian Financial Group, Delta Life & Annuity, and National Guardian Life.

S. CHRISTOPHER JOHNSON
Mr. Johnson has been Senior Vice President – Chief Marketing Officer since 2006.  Mr. Johnson was Senior Regional Vice President of Allstate - Lincoln Benefit Life from 1999 to 2006; Senior Sales Representative with Mutual of Omaha from 1998 to 1999; Field Sales Manager of Financial Brokerage from 1995 to 1998; Agent/Consultant with Financial Facts & Services from 1994 to 1995; and Branch Manager of Hooper Holmes/Portamedic from 1993 to 1994.

JAMES P. PAYNE
Mr. Payne has been Senior Vice President - Secretary since 1998.  Mr. Payne was Vice President – Secretary of the Company from October 1994 to 1998, was self employed from July 1993 to October 1994, Vice President of Government Relations for United American Insurance Company from February 1991 to July 1993, started as General Counsel and then also became President and CEO of Great Republic Insurance Company from July 1990 to February 1991, Vice President, Secretary, and General Counsel of Reserve Live Insurance Company from February 1983 to July 1990, and employed by Lone Star Life Insurance Company from February 1975-February 1983 where he ultimately served as Vice President, Secretary, and General Counsel .

BRIAN M. PRIBYL
Mr. Pribyl has been Senior Vice President – Chief Financial Officer and Treasurer since 2001.  Mr. Pribyl was an Executive Vice President – Chief Financial Officer, Treasurer and Secretary for Interstate Assurance Company from July 1990 to April 2001, and an Audit Manager for Price Waterhouse from 1983 to 1990.

PATRICIA L. SCHEUER
Ms. Scheuer has been Senior Vice President & Chief Investment Officer since 1992.  She was a Fixed Income Manager for Texas Permanent School Fund from February 1988 to August 1992, a Sr. Financial Analyst for Public Utility Commission of Texas from December 1984 to February 1988, and a Management Consultant for Deloitte Haskins & Sells from July 1983 to November 1984.

THOMAS F. KOPETIC
Mr. Kopetic has been Vice President – Controller and Assistant Treasurer since June 2010.  Mr. Kopetic was an independent financial consultant from July 2009 – May 2010; Vice President, Chief Financial Officer & Treasurer of Citizens, Inc. from 2006-2009; Assistant Vice President & Controller for Great American Financial Resources, Inc. from 2003-2006; Manager of Financial Planning & Analysis for Unitrin Property & Casualty Insurance Group from 1998-2003; and Financial Reporting Manager for the Insurance Division of J.C. Penney Company, Inc., from 1989-1998.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as set forth in the following paragraphs, we are not aware of any transactions since the beginning of 2011 or any currently proposed transaction between us or our subsidiaries and any member of the Board of Directors, any of our executive officers, any security holder who is known to us to own of record or beneficially more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and in which any of the foregoing persons had, or will have, a direct or indirect material interest.  Except as otherwise noted and as applicable, we believe that each transaction described below is, or was, as the case may be, on terms at least as favorable to us as we would expect to negotiate with an unaffiliated party.

Relationships among Directors and Executive Officers

Ross R. Moody of Austin, Texas, the President and Chief Operating Officer and a director of the Company, is the son of Robert L. Moody and the brother of Russell S. Moody and Frances A. Moody-Dahlberg.  Frances A. Moody-Dahlberg of Dallas, Texas, an employee and director of the Company, is the daughter of Robert L. Moody and the sister of Ross R. Moody and Russell S. Moody.  E. Douglas McLeod of Galveston, Texas, a director of the Company, is the brother-in-law of Robert L. Moody.  Russell S. Moody of League City, Texas, a director of the Company, is the son of Robert L. Moody and the brother of Ross R. Moody and Frances A. Moody-Dahlberg.

Please read “Compensation Discussion and Analysis” below for information regarding the payments and awards we made to each of the individuals during 2011.

Transactions with Related Persons, Promoters, and Certain Control Persons

Robert L. Moody, Jr. (“Mr. Moody, Jr.”) is the son of Robert L. Moody, the Company’s Chairman and Chief Executive Officer, and is the brother of Ross R. Moody, the Company's President and Chief Operating Officer, and of Russell S. Moody and Frances A. Moody-Dahlberg who serve as directors of National Western. Frances A. Moody-Dahlberg is also an employee of the Company.

Mr. Moody, Jr. wholly owns an insurance marketing organization that maintains agency contracts with National Western pursuant to which agency commissions are paid in accordance with the Company's standard commission schedules. Mr. Moody, Jr. also maintains an independent agent contract with National Western for policies personally sold under which commissions are paid in accordance with standard commission schedules.  In 2011, commissions paid under these agency contracts aggregated approximately $698,000.  In his capacity as an insurance marketing organization with the Company, Mr. Moody, Jr. also received marketing consulting fees of $48,000 and use of a Company vehicle valued at $5,600 in 2011.

Mr. Moody, Jr. further serves as the agent of record for several of the Company’s benefit plans including the self-insured health plan.  In 2011, amounts paid to Mr. Moody, Jr. as commissions and service fees pertaining to the Company’s benefit plans approximated $60,000.

Mr. Moody, Jr. is an Advisory Director of a wholly owned subsidiary of the Company.  As an Advisory Director, Mr. Moody, Jr. received director fees of $500 during 2011, and received $4,338 of Company paid guest travel to attend Company sales conferences and functions.

On February 17, 2012, the Company's Board of Directors approved an amendment to the Company's health insurance plan ("Plan") extending eligibility for participation in the Plan to members of the Board of Directors of its wholly-owned subsidiary, NWL Financial, Inc. ("Financial"). Financial's Board of Directors include members related to other directors and officers of the Company.

During 2011, management fees totaling $829,128 were paid to Regent Management Services, Limited Partnership (“RMS”) for services provided to downstream nursing home subsidiaries of National Western.  RMS is 1% owned by general partner RCC Management Services, Inc. (“RCC”), and 99% owned by limited partner, Three R Trusts.  RCC is 100% owned by the Three R Trusts.  The Three R Trusts are four Texas trusts for the benefit of the children of Robert L. Moody (Robert L. Moody, Jr., Ross R. Moody, Russell S. Moody, and Frances A. Moody-Dahlberg).  Charles D. Milos, Senior Vice President-Mortgage Loans and Real Estate, and a director of the Company, is a director and President of RCC.  Ellen C. Otte, Assistant Secretary of the Company, is a director and Secretary of RCC.

The Company holds a common stock investment totaling approximately 6.9% of the issued and outstanding shares of Moody Bancshares, Inc. at December 31, 2011.  Moody Bancshares, Inc. owns 100% of the outstanding shares of Moody Bank Holding Company, Inc., which owns approximately 98% of the outstanding shares of The Moody National Bank of Galveston (“MNB”).  The Company utilizes MNB for the Company’s general banking services and for certain bank custodian services as well as for certain administrative services with respect to the Company’s defined benefit and contribution plans.  Effective November 1, 2008, the Company entered into a 36 month sublease on one of the Company’s leased office locations for $6,000 per month with Moody National Bank. During 2009, the Company entered into a revolving credit loan agreement with MNB, pursuant to which MNB granted to the Company a revolving line of credit up to the principal amount of $40,000,000, and executed a Master Repurchase Agreement with MNB providing for the overnight investment of Company cash balances.  On February 16, 2012, the Company's Audit Committee of the Board of Directors authorized management of the Company to execute a Participation Agreement ("Agreement") with MNB under which the Company would acquire an undivided 50% interest in a $2 million third party loan being underwritten by MNB. Under the terms of the Agreement, MNB as lead lender would sell one-half of the loan amount to the Company in exchange for the stated participation percentage and administer and mange the loan for both parties. Robert L. Moody, the Company’s Chairman and Chief Executive Officer, serves as Chairman of the Board and Chief Executive Officer of MNB.  The ultimate controlling person of MNB is the Three R Trusts.  During 2011, fees totaling $445,771 were paid to MNB with respect to these services.

During 2011, the Company paid American National Insurance Company (“ANICO”) $187,462 in premiums for certain company sponsored benefit plans and $1,342,312 in reimbursements  for claim costs for which ANICO provides third party administrative services.  ANICO paid the Company $1,510,101 in premiums for its company sponsored benefit plans.  One of the Company's subsidiaries, NWL Financial, Inc., maintains an investment management agreement with American National Registered Investment Advisor, Inc., a subsidiary of ANICO, under which NWL Financial, Inc. paid $20,500 in 2011.  Robert L. Moody, the Company’s Chairman and Chief Executive Officer is also ANICO’s Chairman and Chief Executive Officer.

Review, Approval, and Ratification of Transactions with Related Persons

In accordance with the Company’s Audit Committee Charter, related party transactions must be reviewed and approved by the Audit Committee of the Board of Directors, both at inception and on an ongoing basis.  Periodic reports of potential related party transactions are brought to the attention of the Audit Committee by management and the Audit Committee reviews the information on a case by case basis to determine if any transaction is a related party transaction.  The standard of review for any related party transaction is that the transaction must be fair to the Company and the transaction must be no more favorable to the related party than a similar arm’s length transaction with a non-related party.

While the Company has not adopted written procedures for review of, or written standards for approval of, these transactions, the policies and procedures followed are evidenced by the Audit Committee Charter, memorandums, and documentation of review and approvals.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS
AND CERTAIN COMMITTEES OF OUR BOARD OF DIRECTORS

The Board of Directors

Our business is managed through the oversight and direction of our Board of Directors.  The Board of Directors currently has nine members.

Meetings of the Board of Directors

During 2011, the Board of Directors held a total of seven meetings.  In addition to meetings, the Board of Directors acts by written consent from time to time, and did so on one occasion during 2011.  All of the current directors that were members of the Board of Directors during 2011 attended more than 75% of the meetings.  Each such director attended more than 75% of the meetings of the committees of which he is a member that were held during 2011.

Attendance at Annual Meetings of Shareholders

We do not require our Board members to attend the annual meeting of shareholders.  However, the Board of Directors encourages each member to attend the annual meeting of shareholders.  All of the then current members of the Board of Directors attended the 2011 annual meeting of shareholders.

Board Leadership / Affirmative Determinations Regarding Director Independence

The Company is a “Controlled Company” as defined in NASDAQ Listing Rule 5615(c)(1) and is exempt from the requirement to have a majority of the members of its Board of Directors as independent directors.  The Company qualifies as a Controlled Company because more than 50% of the voting power for the election of directors is held by Mr. Robert L. Moody.

The Board of Directors does not separate the role of Chairman of the Board from the role of Chief Executive Officer (both of which are held by Mr. Robert L. Moody) because it believes that this currently provides the most efficient and effective leadership model for the Company.  The Company does not have a separate lead director.  The Board of Directors has affirmatively determined that Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson is each an “independent director” as such term is defined in NASDAQ Listing Rule 5605(a)(2).  These independent directors met in executive session on three separate occasions during 2011.

If all nominees are elected at the Annual Meeting, Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson will be the sole members of the compensation and stock option and audit committees.  The Board of Directors has also affirmatively determined that each such member of these committees satisfies the independence requirements applicable to audit and compensation committees as prescribed by the NASDAQ Listing Rules and the rules and regulations of the SEC.  Robert L. Moody, Ross R. Moody, and Charles D. Milos are not “independent directors” because they are our Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, and Senior Vice President - Mortgage Loans and Real Estate, respectively.  Frances A. Moody-Dahlberg, Russell S. Moody, and E. Douglas McLeod are not “independent directors” because they are Family Members, as defined by NASDAQ Listing Rule 5605(a)(2), of an individual who is employed by the Company as an Executive Officer.

Risk Management

Similar to other insurers, the Company is exposed to a wide spectrum of financial, operational, and other risks.  Effective enterprise risk management is a key concern for identifying, monitoring, measuring, communicating, and managing risks within limits and risk tolerances.  The Company’s Board of Directors and senior management are knowledgeable of and accountable for key risks.  The Board meets at least every other month and regularly hears reports from the President and Chief Operating Officer, the Chief Financial Officer, the Chief Actuary, the Chief Investment Officer, and the Chief Compliance Officer.  In addition, the Board has several committees which include the Audit Committee, the Investment Committee, and the Compensation and Stock Option Committee that regularly convene to address various aspects of risk.

The Company maintains several management groups and committees that meet regularly to monitor, discuss, and manage a variety of issues and risks associated with the business.  These groups and committees include numerous areas such as regulatory compliance, financial reporting process and controls, fraud unit investigations, product spread management, and business strategy.  Key members of senior management are involved with these groups and committees providing direction and oversight and serve as a reporting liaison with the Company’s Board of Directors and sub-committees.

Committees of the Board of Directors

Our Board of Directors has the following standing, separately-designated committees: (i) an Executive Committee, (ii) an Audit Committee; (iii) an Investment Committee, and (iv) a Compensation and Stock Option Committee.  Information regarding each of the committees is set forth below.

Executive Committee

The Executive Committee of the Board of Directors may exercise all of the authority of the Board of Directors in the management of the business and affairs of the corporation, except where action of some or all members of the Board of Directors is required by statute, the Articles of Incorporation, the Bylaws, resolution of the Board, or the requirements of the NASDAQ Stock Market, Inc.  The Chairman of the Board serves as Chairman of the Executive Committee.  Robert L. Moody, Ross R. Moody, and Charles D. Milos are members of the Executive Committee and Robert L. Moody, as Chairman of the Board, serves as Chairman of the Executive Committee.  During 2011, the Executive Committee held five meetings.

Audit Committee

The Audit Committee of the Board of Directors consists of three non-employee directors.  Under the NASDAQ Listing Rules and federal securities laws, all of the members of the Audit Committee are independent.  The committee is primarily responsible for oversight of the Company’s financial statements and controls; assessing and ensuring the independence, qualifications, and performance of the independent auditors; approving the independent auditor’s services and fees; reviewing and approving all related party transactions; reviewing potential conflict of interest situations where appropriate; overseeing and directing internal audit activities; reviewing the Company’s financial risk assessment process and ethical, legal, and regulatory compliance programs; and reviewing and approving the annual audited financial statements for the Company before issuance.  Stephen E. Glasgow, Louis E. Pauls, Jr. and E. J. Pederson are members of the audit committee.  Louis E. Pauls, Jr. serves as Chairman of the Audit Committee.  The Audit Committee Charter is available on the Company’s website at www.nationalwesternlife.com.  During 2011, the Audit Committee held 11 meetings.

The Company has at least one person that it believes is qualified to be the Audit Committee Financial Expert.   However, the Company has not designated anyone as an Audit Committee Financial Expert at this time as the Company’s Board of Directors has concluded that the ability of the Audit Committee to perform its duties would not be impaired by the failure to designate one of the committee members as an “Audit Committee Financial Expert” if its members otherwise satisfied the NASDAQ standards and rules and regulations of the SEC.

Investment Committee

The Investment Committee of the Board of Directors is comprised of three directors (and one Company officer) and has the responsibility for oversight of the Company’s investment transactions including compliance with investment guidelines approved by the full Board of Directors.   Robert L. Moody, Ross R. Moody, Charles D. Milos, and Patricia L. Scheuer are members of the Investment Committee.  Robert L. Moody, as Chairman of the Board serves as Chairman of the Investment Committee.  The Investment Committee held 13 meetings during 2011.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee (“Compensation Committee”) of the Board of Directors consists of three independent, outside directors and the committee has oversight responsibility for the compensation programs for the Company’s named executive officers as well as all other officers.  Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson serve as members of the Compensation Committee and E. J. Pederson serves as Chairman of the Committee.   The Compensation Committee’s report on executive compensation is included under the heading “Compensation Committee Report,” below.  The Compensation Committee, which held four meetings during 2011, does not have a charter.

DIRECTOR NOMINATIONS

The Company is a “Controlled Company” as defined in NASDAQ Listing Rule 5615(c)(1) and is exempt from the requirement that its independent directors oversee the director nomination process.  Therefore, the Company’s Board of Directors in aggregate oversees the director nomination process.

In evaluating potential director candidates, the Board of Directors considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors.  The Board of Directors selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of and familiarity with our business, willingness to devote adequate attention and time to duties of the Board of Directors, and such other criteria as is deemed relevant by the Board of Directors.  The Company’s Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and skills.  The Board of Directors considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Board of Directors relies on recommendations made by current directors and officers.  In addition, the Board of Directors may engage a third party search firm to identify and recommend potential candidates.  Finally, the Board of Directors will consider candidates recommended by shareholders.

Any shareholder wishing to recommend a director candidate for consideration by the Board of Directors for the 2013 annual meeting of shareholders must provide written notice not later than January 4, 2013 to the Corporate Secretary at our principal executive offices located at 850 East Anderson Lane, Austin, Texas 78752.  Any such notice should clearly indicate that it is a recommendation of a director candidate by a shareholder and must set forth (i) the name, age, business address, and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the shareholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the shareholder, and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.  In addition, such notice must contain (i) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the shareholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such shareholder, (iv) any material interest of the shareholder in such recommendation, and (v) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such shareholder’s capacity as proponent of a shareholder proposal.  Assuming that a shareholder recommendation contains the information required above, the Board of Directors will evaluate a candidate recommended by a shareholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

DIRECTOR QUALIFICATIONS

National Western Director Nominees

Each candidate for director (whether or not recommended by a shareholder) must possess at least the following minimum qualifications:

•Each candidate shall be prepared to represent the best interests of all of our shareholders and not just one particular constituency.
•Each candidate shall be an individual who has demonstrated integrity, honesty, and ethics in his or her professional life.
•Each candidate shall be prepared to participate fully in Board of Director activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the Board of Directors and the committees of which he or she is a member, and not have any other personal or professional commitments that would, in the Board of Directors’ sole judgment, interfere with or limit his or her ability to do so.
•Each candidate shall possess a general appreciation for the issues confronting a public company of our size and operational scope, including corporate governance concerns, the regulatory obligations of a public company, strategic business planning, competition in a global business economy, and basic concepts of corporate finance.
•Each candidate shall be free of any legal or regulatory impediment to service on the Board of Directors.

In addition, the Board of Directors also considers it desirable that candidates possess the following qualities or skills:

•Each candidate should have knowledge of insurance company regulations or of regulated industries in general, and be able to meet any specific qualifications imposed by regulators on insurance company executives and directors.
•Each candidate should contribute to the Board of Director’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race, and ethnicity differences, as well as other differentiating characteristics.
•Each candidate should contribute positively to the existing chemistry and collaborative culture among board members.
•Each candidate should possess strategic contacts and involvement in business and civic affairs.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board of Directors or with specified individual directors by sending a letter to our Secretary at the following address: National Western Life Insurance Company, 850 East Anderson Lane, Austin, Texas 78752-1602.

Any such communication must contain (i) a representation that the shareholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on the Company’s books, of the shareholder sending such communication, and (iii) the class and number of shares of the Company that are beneficially owned by such shareholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

CODE OF ETHICS

The Company has adopted a Code of Ethics for all directors, officers, and employees.  This Code is intended to comply with the requirement of the Federal Securities laws and the requirements of NASDAQ.  The Code of Ethics and Conduct has been posted to the Company’s website at www.nationalwesternlife.com and is available upon request.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2011, Stephen E. Glasgow, Louis E. Pauls, Jr., and E. J. Pederson served as members of our Compensation Committee.  None of the members of our Compensation Committee is currently, or has been at any time since our formation, one of our officers or employees.

During 2011, the following executive officers served as a Director of the Company and/or one or more of its subsidiaries as follows:

None of the Company’s executive officers serve as a member of the compensation committee of any company that has an executive officer serving on the Company’s Board of Directors.  In addition, none of the Company’s executive officers serve as a member of the board of directors of any company that has an executive officer serving as a member of the Company’s compensation and stock option committee.

(1)Mr. Robert L. Moody, Mr. Ross R. Moody, and Mr. Charles D. Milos served as directors and also served as officers and employees of National Western Life Insurance Company.
(2)Mr. Ross R. Moody served as an officer and director of the Company’s wholly-owned subsidiaries, The Westcap Corporation, NWL Investments, Inc., NWL Financial, Inc., NWL Services, Inc., NWLSM, Inc., Regent Care Limited Partner, Inc., and Regent Care Operations Limited Partner, Inc., served as an officer of Westcap Holdings, LLC, a limited liability company whose sole member is The Westcap Corporation, and served as a manager of Regent Care San Marcos Holdings, LLC, a limited liability company whose sole member is National Western Life Insurance Company.
(3)Mr. Milos served as an officer and director of The Westcap Corporation, Regent Care General Partner, Inc., and Regent Care Operations General Partner, Inc., and as an officer of NWL Investments, Inc., NWL Financial, Inc., NWL Services, Inc., Regent Care Limited Partner, Inc., Regent Care Operations Limited Partner, Inc., NWLSM, Inc., and Westcap Holdings, LLC, a limited liability company whose sole member is The Westcap Corporation.  Mr. Milos served as a manager of Regent Care San Marcos A-1, LLC, Regent Care San Marcos A-2, LLC, Regent Care San Marcos B-1, LLC, and Regent Care San Marcos B-2, LLC, all of which are limited liability companies whose sole member is Regent Care San Marcos Holdings, LLC.
(4)Mr. Robert L. Moody was an officer of NWL Services, Inc. and NWLSM, Inc.

Compensation Discussion and Analysis

Purpose

This Compensation Discussion and Analysis (CD&A) is intended to explain to shareholders how the Company's compensation program is designed and how it operates with respect to our Named Executive Officers, or NEOs, (CEO, CFO, and the Company's three other most highly paid executives in 2011). It first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main elements. We then detail and analyze the resultant compensation of our Named Executive Officers.

The Compensation Committee is appointed by and serves at the discretion of the Company’s Board of Directors.  The Compensation Committee consists of no fewer than three members who meet the independence requirements of the listing standards of NASDAQ.  The purpose of the Compensation Committee is to discharge the Board of Directors’ responsibilities for reviewing and establishing the compensation not just for the NEOs but for all of the Company’s officers. These compensation elements include base salary, annual incentive bonuses, discretionary bonuses and awards, stock option and stock appreciation right grants, and any other officer compensation arrangements. The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with the Company's compensation philosophy and performance.

To assist the Compensation Committee with its responsibilities, it is supported by the Company’s Human Resources, Legal, and Financial departments. The Compensation Committee may retain, and has retained, independent compensation consultants who report directly to the members of the Compensation Committee.  Meetings of the Compensation Committee are scheduled during the year with additional meetings on an as-necessary interim basis and include sessions without members of management present.  The Compensation Committee reports to the Board of Directors on its actions and recommendations.

The Compensation Committee also considers the advice of Mr. Ross R. Moody, our President and Chief Operating Officer, concerning executive officers and key employees other than himself and Mr. Robert L. Moody.  Specifically, Mr. Ross R. Moody annually reviews the performance of key employees and each executive officer other than himself and Mr. Robert L. Moody.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee.  The Board and the Compensation Committee exercise their discretion in setting compensation or in modifying any recommended adjustments or awards to executives.

Compensation Philosophy and Objectives

The Company’s overall philosophy in setting compensation policies is to align pay with performance while at the same time providing a competitive compensation that allows the Company to retain and attract talented individuals. Within this overall philosophy, the Compensation Committee has adopted several key principles to help guide compensation decisions for executive officers:

•	Provide a competitive total compensation package so the Company can attract, retain, and motivate talented individuals;

•
Tie compensation in part to overall Company financial performance through variable bonus awards so that executives are held accountable through their compensation for the performance of the business thus maintaining a certain amount of compensation at risk;

•	Tie compensation in part to the Company’s stock performance through stock options and stock appreciation rights to align executives’ interests with those of the Company’s shareholders; and

•
Maintain a committee of the Board of Directors independent of senior management that may engage independent compensation consultants as needed to review and establish compensation for executive officers.

Based upon our review of the executive compensation arrangements as detailed in the following sections, the Compensation Committee believes that the compensation program does not encourage executives to take unreasonable risks that may harm shareholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, using a diversity of metrics to assess performance under our incentive programs, placing caps on our incentive award payout opportunities, and using long-term incentives following equity practices that limit the potential for timing awards.

Elements of Executive Compensation

Officer compensation arrangements, including executive officers, are reviewed and approved annually by the Compensation Committee. The Compensation Committee focuses primarily on the following components in forming the total compensation package for each Company executive officer:

•	Base salary;

•	Annual cash incentive bonus based on Company performance versus predetermined targets;

•	Discretionary cash bonus based upon individual performance; and

•	Long-term incentive compensation in the form of stock options and stock appreciation rights.

The mix of executive compensation elements is based upon a philosophy of correlating a portion of executive compensation with the Company’s financial results and stock performance thus putting a segment of executive officer annual and long-term compensation at-risk. This structure provides upside potential and downside risk for senior executive positions in recognition that these roles have greater influence on the Company’s performance.  The Compensation Committee believes that these factors, together with a balance of cash and equity awards, and short-term and long-term incentives, help ensure that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Consultant; Peer Group

To ensure that compensation levels are reasonably competitive with market rates, the Compensation Committee engages independent compensation consultants from time-to-time to conduct a survey of executive compensation in a defined group of companies comparable to the Company.  The surveyed companies are selected based on similar products and product lines, comparable financial size in terms of assets and revenues, and other known competitive factors.  Elements of this process were most recently completed during calendar years 2010 and 2008.  The primary focus of the 2010 survey conducted by Frederic W. Cook & Company, Inc. was upon incentive compensation plan designs while the 2008 survey performed by Towers Perrin was upon base salaries and total compensation data for the various officer positions and levels in order to target current and future appropriate compensation levels.  The Compensation Committee’s past practice has been to generally target base salaries between the 25th and 75th percentile range of the identified peer group.

For the most recent survey, the Company engaged independent compensation consultants, Frederic W. Cook & Company, Inc., to analyze the Company’s incentive compensation programs for officers relative to other public insurance companies considered comparable.  Companies included as benchmarks for this analysis included American Equity Investment Life, Citizens Insurance Company, CNO Financial, Delphi Financial, FBL Financial Group, Kansas City Life Insurance, Lincoln National, Presidential Life, Protective Life, Stancorp Financial, and Torchmark, among others. The findings of this survey were incorporated into the Company’s various incentive compensation programs for officers for calendar year 2011 and continued with the 2012 programs.

In addition to market information, the Compensation Committee also subjectively reviews and evaluates the level of performance of the Company and of each officer.  In approving salary and incentive compensation for individuals other than the Chief Executive Officer and the President and Chief Operating Officer, the Compensation Committee considers recommendations from these two individuals concerning the other Company officers incorporating such factors as individual performance, the scope and complexity of their current responsibilities, length of time in their current positions, value of the executive’s position to the market, and difficulty of replacement of the officer.  This evaluation focuses most heavily on the base salary levels for each officer.

Annual Incentive Compensation

For executive officer positions, the Compensation Committee has determined that annual incentive bonuses are an integral part of the executive’s compensation package as the cash bonuses create a direct link between executive compensation and individual and business performance.  Consequently, there are four bonus programs in effect which are reviewed and approved annually by the Compensation Committee.  The Compensation Committee has approved incentive bonus programs for 2012 incorporating the survey results mentioned previously.  The 2011 Bonus Programs were as follows:

•	Executive Officer Bonus Program

•	Domestic Marketing Officer Bonus Program

•	International Marketing Officer Bonus Program

•	Officer Bonus Program

Executive Officer Bonus Program.  The participants in the Executive Officer Bonus Program (“Executive Bonus”) are the Chairman and Chief Executive Officer (Mr. Robert L. Moody) and the President and Chief Operating Officer (Mr. Ross R. Moody).  In order to tie the compensation under the program with the Company’s financial performance, the Executive Bonus includes metrics associated with the Company’s annual sales performance, expense management, and profitability. In accordance with the program, the Compensation Committee set performance targets for each metric at various levels equating to various bonus level percentages as follows:

Financial Performance Metric	Bonus % Range*

Sales	0% to 28.5%
Expense Management	0% to 27.5%
Profitability	0% to 38%

*Max aggregate bonus is 75% of the participant’s base salary.

The sum of the achieved bonus percentages for each metric, subject to a maximum aggregate percentage of 75%, is applied to the base salary approved by the Compensation Committee for each participant to determine the earned bonus amount.  The profitability metric is based upon the Company’s audited financial statements for the year. Bonus awards are generally paid in the year following the annual financial performance concurrent with the completion of the Company’s audit of the year-end financial statements and approval of the award amounts by the Compensation Committee. Accordingly, the Executive Bonus payments made in 2011 were based upon the results achieved for 2010 financial performance metrics established by the Compensation Committee and the Executive Bonus payments earned based on 2011 financial performance were paid in February 2012.  The bonus percentage achieved under the program was 49.5% and 33.0% in 2011 and 2010 of the participant's base salary, respectively.  The 2011 bonus percentage achieved was comprised of 24.5% for Sales, 25.0% for Expense Management, and 0% for Profitability as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

Annuity Sales	$1,000.0 million	$1,389.0 million	9.50%
International Life Sales	$33.5 million	$31.1 million	5.50%
Domestic Life Sales	$3.1 million	$5.5 million	9.50%
Total Sales Metric			24.50%
Expense Management	100% actual/target	92.9% actual/target	25.00%
Profitability	1.05 - 1.20% ROA	0.59% ROA	0.00%
Total Bonus Percentage			49.50%

For information regarding awards made in 2011 to our Named Executive Officers, see the Summary Compensation Table on page 26.

Domestic Marketing Officer Bonus Program.  Participants in the Domestic Marketing Officer Bonus Program (“Domestic Bonus”) are all domestic marketing officers including assistant vice presidents, vice presidents, and the senior vice president (Mr. S. Christopher Johnson).  As these individuals are most able to influence the outcome of the Company’s financial performance in terms of sales, the program is heavily weighted toward this metric.  The measures associated with this program include the Company’s annual sales performance, persistency of policies sold, and expense management.  These measures were incorporated into the program to award not only the amount of sales but the quality of sales and the management of the costs incurred to acquire the business sold.  Unlike the Executive Bonus, the Domestic Bonus metrics assume a targeted level of performance or “par” level to which the Compensation Committee assigned a targeted bonus percentage in order to reflect a disproportionate weighting of the potential bonus award toward the sales metric.  If the targeted par level for each metric is attained, the sum of the metrics is equal to a bonus percentage of 100% which is applied to the average weighted base salary of each vice president and senior vice president participant while one-half, or 50%, is applied to the average weighted base salary of each assistant vice president participant as approved by the Compensation Committee.  The performance metrics set by the Compensation Committee equating to various bonus level percentages under the program are as follows:

Financial Performance Metric	Par Bonus Level	Bonus % Range

Sales	75%	0% to no limit
Persistency	15%	0% to 30%
Expense Management	10%	0% to 22.5%

The Domestic Bonus also differs from the Executive Bonus in that the composite bonus percentage is not subject to a cap and bonus amounts may be advanced quarterly based upon the year-to-date results achieved.  Life insurance sales metric amounts under the program above the par level increase incrementally with an additional bonus percentage added for every increment of additional life insurance sales established by the Compensation Committee (annuity sales are subject to a cap).  However, if the aggregate sum of the three performance metrics exceeds 100%, the bonus award paid at the end of the calendar year is limited to 100% for each participant.  The bonus percentage above 100% is applied to the weighted average base salaries of all participants to create a pool which is paid out to participants in the subsequent calendar year based upon the recommendation of the Domestic Marketing senior vice president and subject to approval by the President and Chief Operating Officer.  The Domestic Bonus percentage achieved under the program was 164.5% and 78.0% in 2011 and 2010, respectively. The 2011 bonus percentage achieved was comprised of 124.5% for Sales, 22.5% for Persistency, and 17.5% for Expense Management as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

Annuity Sales	$1,000.0 million	$1,389.0 million	45.00%
Domestic Life Sales	$3.1 million	$5.5 million	79.50%
Total Sales Metric			124.50%
Annuity Persistency	100.0%	100.1%	7.50%
Domestic Life Persistency	100.0%	107.5%	15.00%
Total Persistency Metric			22.50%
Expense Management	100% actual/target	90.0% actual/target	17.50%
Total Bonus Percentage			164.50%

For information regarding awards made in 2011 to our Named Executive Officers, see the Summary Compensation Table on page 26.

International Marketing Officer Bonus Program.  Participants in the International Marketing Officer Bonus Program (“International Bonus”) are all international marketing officers including assistant vice presidents, vice presidents, and the senior vice president.  The International Bonus is identical in format to the Domestic Bonus with the exception that the metric targets established by the Compensation Committee are customized for the differences between the domestic and international lines of business.  The performance metrics set by the Compensation Committee equating to various bonus level percentages under the program are as follows:

Financial Performance Metric	Par Bonus Level	Bonus % Range

Sales	75%	0% to no limit
Persistency	15%	0% to 30%
Expense Management	10%	0% to 22.5%

All other features are similarly administrated. The International Bonus percentage achieved under the program was 69.0% and 119.5% in 2011 and 2010, respectively.  The 2011 bonus percentage achieved was comprised of 35.0% for Sales, 24.0% for Persistency, and 10.0% for Expense Management as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

International Life Sales	$33.5 million	$31.1 million	35.00%
Persistency	100.0%	103.5%	24.00%
Expense Management	100% actual/target	99.4% actual/target	10.00%
Total Bonus Percentage			69.00%

Officer Bonus Program.  Participants in the Officer Bonus Program (“Officer Bonus”) are all officers not otherwise included in any of the other three officer bonus programs and include the Named Executive Officer positions of Senior Vice President, Chief Financial Officer and Treasurer (Mr. Brian Pribyl), and Senior Vice President, Mortgage Loans and Real Estate (Mr. Charles Milos).  The Officer Bonus is essentially comparable to the Executive Bonus, except for the bonus award percentages, incorporating three measurable performance metrics associated with the Company’s annual sales performance, expense management, and profitability.  Bonus award percentages for vice presidents in the Plan are one-half of the percentages for senior vice presidents while bonus award percentages for assistant vice presidents are one-quarter of the senior vice president bonus percentages.  In accordance with the program, the Compensation Committee set performance targets for each metric at various levels equating to various bonus level percentages as follows (senior vice president percentages shown):

Financial Performance Metric	Bonus % Range

Sales	0% to 9.0%
Expense Management	0% to 10.0%
Profitability	0% to 21.0%

The sum of the achieved bonus percentages for each metric, subject to a maximum aggregate percentage of 30%, 15% and 7.5% for senior vice presidents, vice presidents, and assistant vice presidents, respectively, is applied to the base salary for each participant approved by the Compensation Committee to determine the earned bonus amount.  Like the Executive Bonus, the profitability metric is based upon the Company’s audited financial statements for the year.  Bonus awards are generally paid in the year following the annual financial performance concurrent with the completion of the Company’s audit of the year-end financial statements and approval of the award amounts by the Compensation Committee.  Accordingly, the Senior Vice President Bonus payments in 2011 were primarily based upon the results achieved for 2010 financial performance metrics established by the Compensation Committee.  The bonus percentage for senior vice presidents achieved under the program was 16.75% and 15.25% in 2011 and 2010, respectively.  The 2011 senior vice president bonus percentage achieved is comprised of 8.00% for Sales, 8.75% for Expense Management, and 0% for Profitability as shown in the following table.

Financial Performance Metric	Target Level	Achieved Level	Bonus %

Annuity Sales	$1,000.0 million	$1,389.0 million	3.00%
International Life Sales	$33.5 million	$31.1 million	2.00%
Domestic Life Sales	$3.1 million	$5.5 million	3.00%
Total Sales Metric			8.00%
Expense Management	100% actual/target	92.9% actual/target	8.75%
Profitability	1.05 - 1.20% ROA	0.59% ROA	0.00%
Total Bonus Percentage			16.75%

For information regarding awards made in 2011 to our Named Executive Officers, see the Summary Compensation Table on page 26.

Discretionary Bonus Awards

The Compensation Committee considers from time-to-time circumstances which merit the need to recognize outstanding performance in the form of a discretionary bonus.  Although many of these situations may be deemed within the normal responsibilities of officers, the Compensation Committee on occasion may provide one-time recognition bonuses to identified officers where the demands of the situation and the results of the effort warrant such recognition. There were no discretionary bonuses awarded in 2011.

Long-Term Incentive Compensation

Under the Company’s 1995 Stock and Incentive Plan and 2008 Incentive Plan, the Compensation Committee provides Company officers with long-term incentive awards through grants of stock options or stock appreciation rights (“SARs”) directly aligning the interest of the officers with shareholder interests.  The stock options and SARs have a graded five-year vesting period that begins on the third anniversary date of the grant in order to promote a long-term perspective and to encourage key employees to remain at the Company.  All options and SARs to date have been granted at the fair market value of the Company’s Class A Stock on the date of the grant.  The Compensation Committee believes that stock options and SARs are inherently performance-based and a form of at-risk compensation since the recipient does not benefit unless the Company’s common stock price subsequently rises.

The Compensation Committee is responsible for determining the recipients of the grants, when the grants should be made, and the number of shares to be granted.  The size of the awards generally reflect each officer’s position relative to other officers in the Company with consideration to total compensation targets obtained from the peer group information previously discussed.  In addition, as is the case with base salaries, the Compensation Committee considers the grant recommendations of the Chairman and Chief Executive Officer and the President and Chief Operating Officer for other Company officers.

The Compensation Committee may consider granting stock options at any time but generally coordinates the issuance of grants concurrent with its annual review of officer compensation.  In December 2011 the Compensation Committee approved the issuance of 28,768 SARs to selected officers. There were no stock options or SARs granted during 2010.  Included in these grant awards were the following option/SARs amounts to named executive officers.

Grant 12/14/11

Robert L. Moody	7,500

Ross R. Moody	5,518

Brian M. Pribyl	1,000

S. Christopher Johnson	1,000

Charles D. Milos	1,000

As noted above, the Compensation Committee determines the timing of awards, the recipients, and the number of option shares or SARs to be granted to each participant.  A grant made in April 2008 represented the remaining stock options available for award (excluding grant awards to directors) under the 1995 Plan and coincided with the scheduled termination of that plan.  The stock options granted at that date were given a strike price equivalent to the market closing value of the Company’s Class A Stock of $255.13.

Subsequent to the April 2008 stock option awards, the Company’s Class A Stock dropped approximately 75% as a consequence of the severe recession and financial crisis that enveloped the United States economy.  The Compensation Committee recognized the precipitous drop in the Company’s Class A common share value substantially removed the long-term incentive objective of the April 2008 grant awards.  Accordingly, the Compensation Committee determined to make substantially the same grant award effective February 19, 2009 with a strike price of $114.64 representing the market closing value of the Company’s Class A common shares that day.

The general practice of the Compensation Committee has been to make grant awards every two to four years. Prior to 2011, the four previous grant awards were made in April 2001, April 2004, April 2008, and February 2009. As it had been nearly three years since the prior grant award, the Compensation Committee approved at its December 14, 2011 committee meeting a grant award with a strike price of $132.56 representing the market closing value of the Company's Class A common shares that day.

The Compensation Committee has followed a practice of allocating grant awards based upon the level of the officer receiving the award with each officer level receiving an identified proportionate share.  Historically, the Chairman of the Board and Chief Executive Officer has been allotted 25% to 35% of the total grant award and the President and Chief Operating Officer 15% to 25% of the total grant.  Officers at the senior vice president level receive the same number of grant awards while officers at the vice president and assistant vice president levels receive the same number of grant awards, respectively, although at a lesser amount than that of the senior vice presidents.

Retirement and Other Benefits

The Company’s executive officers are eligible to participate in the health and welfare, 401(k), and defined benefit retirement benefit plans that are offered to other Company employees (the Company’s qualified defined benefit pension plan was frozen as of December 31, 2007).  In addition, if eligible, executive officers may participate in the following plans:

Group Excess Benefit Plan

Company officers at the senior vice president level and above, including named executive officers, as well as those hired or promoted to the vice president level prior to May 1, 2007, are eligible to participate in a group excess benefit plan which supplements the Company’s core medical insurance plan.  Administered by a third party insurer, the group excess benefit plan provides coverage for co-pays, deductibles, and other out-of-pocket expenses not covered by the core medical insurance plan.  Offering such a plan to the selected Company officer levels is viewed as a key component of the overall compensation strategy for attracting and retaining talented executive officers.  The benefits provided to each named executive officer are reported in the “All Other Compensation Column” of the Summary Compensation Table.

Non-Qualified Defined Benefit Plan

This plan covers those officers of the Company who were in a senior vice president position or above prior to 1991.  The plan provides retirement benefits to those individuals affected by the revisions to the Company’s qualified defined benefit pension plan precipitated by the limitations imposed by Internal Revenue Code Section 401(a)(17) and 415.  As of December 31, 2011 and 2010, the active officers participating in this plan were Mr. Robert L. Moody and Mr. Charles Milos.  Benefits associated with this plan are disclosed in the Pension Benefits table in the Pension Benefits section.

Non-Qualified Deferred Compensation Plan

This plan allows Company senior officers, including named executive officers, to defer payment of a percentage of their compensation and to provide for up to a 2% matching and 2% profit sharing contribution on plan compensation that exceeds certain qualified plan limits, and additional Company discretionary matching contribution of up to 2% of plan compensation.  Company contributions are subject to a vesting schedule based upon each officer’s years of service. Benefit information associated with this plan is disclosed in the Non-Qualified Deferred Compensation table below and Company contributions are included in the “All Other Compensation” column in the Summary Compensation Table.

Non-Qualified Defined Benefit Plan for Robert L. Moody

This plan specifically covers the Company’s Chairman of the Board and Chief Executive Officer, Mr. Robert L. Moody, and is intended to supplement the retirement benefits of the Non-Qualified Defined Benefit Plan, mentioned above, that were limited by the American Jobs Creation Act of 2004.  Mr. Moody’s benefits associated with this plan are disclosed in the Pension Benefits table in the Pension Benefits section.

Non-Qualified Defined Benefit Plan for the President of National Western Life Insurance Company

Similar to the immediately preceding plan, this plan specifically covers the Company’s President and Chief Operating Officer, Mr. Ross R. Moody, and is intended to provide the retirement benefits that comply with the American Jobs Creation Act of 2004.  Mr. Moody’s benefits associated with this plan are disclosed in the Pension Benefits table in the Pension Benefits section.

National Western Life Insurance Company Retirement Bonus Program for Robert L. Moody

This program provides an annual payment to Mr. Robert L. Moody equal to 2% of his compensation and is not correlated in any manner to individual or Company performance. For reporting and disclosure purposes, the payment made in 2011 related to 2010 compensation is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table.  The payment earned in 2011 was paid in 2012.

Postretirement Benefits

The Company’s basic health plan and group excess benefit plan have a provision for individuals serving in the positions of Chairman of the Board or President for seven years or more subsequent to 1980 to continue to receive lifetime health benefits for themselves and their dependents upon retirement.  Mr. Robert L. Moody and Mr. Ross R. Moody currently meet this eligibility criteria.

Perquisites and Other Personal Benefits

The Compensation Committee periodically reviews executive officer perquisites and other benefits based upon information supplied to it by the Company’s Human Resources, Legal, and Financial departments.  In addition to base salaries and annual and long-term bonus incentives, the Company provides its executive officers with certain and varying perquisites and benefits.

The perquisites and personal benefits provided to each named executive officer are reported in the “All Other Compensation Column” of the Summary Compensation Table included in this Compensation Discussion and Analysis and are described in further detail in the footnotes to that table.

Stock Ownership Guidelines

The Company requires that its directors be shareholders, but the Company does not require its directors or executive officers to own a particular amount of the Company’s common stock and accordingly has not established a set of stock ownership guidelines.  The Compensation Committee is satisfied that the long-term incentive compensation offered to directors and officers in the form of stock options and SARs adequately aligns this group’s interest with those of the Company’s shareholders.

Employment Agreements

The Company does not utilize employment agreements with its executive officers or other employees.  The Company’s practice has been to issue offer letters to executive officer candidates when recruited to their positions.  In addition to outlining the executive officer’s responsibilities, each offer letter specifies the beginning base salary and eligibility for any additional compensation programs overseen by the Compensation Committee.  Accordingly, the Company does not have any contractual obligations to its executive officers for severance payments in connection with any termination or change-in-control.

Financial Restatements

The Compensation Committee has not formally adopted a policy with respect to whether retroactive adjustments to any form of compensation paid under arrangements for executive officers will be made where the prior payment was related to financial results of the Company that are subsequently restated.  As this situation has not previously been experienced, the Compensation Committee believes that such an issue is best addressed at the time it occurs and all facts and circumstances surrounding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance based compensation over $1 million paid in any one year to each of the individuals who were, at the end of the year, the corporation’s chief executive officer and the four other most highly compensated executive officers.  Except for the Chairman and Chief Executive Officer of the Company, the levels of non-performance based salary, bonus, and other compensation paid do not typically exceed this level.

The Compensation Committee reserves the right to award compensation to executive officers that may not qualify under Section 162(m) as deductible compensation, however, it will continue to consider all elements of cost to the Company of providing such compensation, including the potential impact, if any, of Section 162(m).

The Company accounts for long-term incentive compensation in the form of stock options and SARs to executive officers under GAAP guidance which requires the Company to estimate and expense each award of equity compensation over the service period of the award.  Other accounting guidance requires that cash compensation be recorded as an expense at the time the obligation is accrued.

Equity Compensation Plan Information at December 31, 2011

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)

Equity compensation plans approved by security holders	86,118	187.83	291,000

Equity compensation plans not approved by security holders	—	—	—
Total	86,118	187.83	291,000

Compensation Committee Report

The Compensation Committee has reviewed each element of executive officer compensation and believes that the compensation philosophy and practices are designed to serve the best interests of the Company and its shareholders. The Compensation Committee also believes that the compensation of the Company’s executive officers is both appropriate and consistent with the objectives set by this committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth with the Company’s management.  Based on its reviews and discussions, the Compensation Committee approved and recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors

E. J. Pederson, Chairman
Stephen E. Glasgow
Louis E. Pauls, Jr.

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that National Western specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s Named Executive Officers for the years ended December 31, 2011, 2010, and 2009.

Name and Principal Position	Year	Salary (a)	Option/SAR Awards (b)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total

Robert L. Moody	2011	$1,768,475	$412,535	$889,942	(c)	$2,148,435	$864,919	$6,084,306
Chairman of the Board	2010	1,740,096	—	593,431		(262,842)	859,445	2,930,130
and Chief Executive	2009	1,692,703	474,707	552,393		(367,985)	693,056	3,044,874
Officer

Ross R. Moody	2011	703,141	295,967	329,022	(c)	353,456	93,897	1,775,483
President and Chief	2010	625,774	—	193,421		135,426	67,568	1,022,189
Operating Officer	2009	605,888	336,039	189,678		113,121	71,053	1,315,779

Brian M. Pribyl	2011	279,071	46,160	46,116	(d)	33,840	38,113	443,300
Senior Vice President,	2010	273,836	—	41,264		17,476	30,186	362,762
Chief Financial Officer	2009	269,283	52,240	40,655		22,190	25,640	410,008
and Treasurer

Charles D. Milos	2011	267,076	87,422	38,923	(d)	206,529	44,067	644,017
Senior Vice President,	2010	266,779	—	34,828		139,663	45,287	486,557
Mortgage Loans and	2009	258,728	100,024	34,145		218,201	56,941	668,039
Real Estate

S. Christopher Johnson	2011	164,187	46,160	270,088	(d)	—	19,305	499,740
Senior Vice President,	2010	162,562	—	127,021		—	23,272	312,855
Chief Marketing Officer	2009	161,124	52,240	120,518		—	17,553	351,435

Note: Columns with no data have been omitted.

(a)
The 2011 amounts in this column include Company and subsidiary Board of Director fees of $32,100 for Mr. Robert L. Moody, $3,750 for Mr. Pribyl, $38,400 for Mr. Ross R. Moody, and $34,700 for Mr. Milos.

(b)
Aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  A discussion of the assumptions underlying the calculation can be found in our Form 10-K for the fiscal year ended December 31, 2011.

(c)
The amounts for Mr. Robert L. Moody and Mr. Ross R. Moody represent bonuses earned under the 2011 Executive Officer Bonus Program.  Also included in Mr. Robert L. Moody’s amount is $29,990 representing the bonus earned under the NWLIC Retirement Bonus Program.

(d)
The amount for Mr. Pribyl and Mr. Milos represents the bonus earned under the 2011 Officer Bonus Program.  The amount for Mr. Johnson represents the bonus earned under the 2011 Domestic Marketing Officer Bonus Program.

(e)
The amounts in this column represent the change in the accumulated pension benefit under the Company’s qualified defined benefit plan for Mr. Pribyl and the change in the accumulated pension benefit under the Company’s qualified and non-qualified defined benefit plans for Messrs. Robert L. Moody, Ross R. Moody, and Charles D. Milos. For a discussion of the assumptions made in the calculation of these amounts, refer to the Notes to Consolidated Financial Statements section of the Annual Report on Form 10-K.

(f)	The amounts in this column include the items summarized in the following table:

All Other Compensation

Name and Principal Position	Year	Company Paid Benefit Premiums (1)	Excess Benefit Claims Paid (2)	Company Contributions To Savings Plans (3)	Company Paid Taxes/ Insurance		Other Perquisites		Total All Other Compensation

Robert L. Moody	2011	$5,578	$31,169	$—	$804,245	(4)	$23,927	(5)	$864,919
Chairman of the	2010	5,285	18,987	2,450	804,245		28,478		859,445
Board and Chief	2009	3,466	37,708	2,450	617,143		32,289		693,056
Executive Officer

Ross R. Moody	2011	5,183	46,154	41,160	—		5,755	(6)	98,252
President and Chief	2010	4,393	19,067	37,607	—		6,501		67,568
Operating Officer	2009	2,742	27,315	33,837	—		7,159		71,053

Brian M. Pribyl	2011	10,613	12,626	14,174	—		700	(7)	38,113
Senior Vice President,	2010	9,111	6,043	14,332	—		700		30,186
Chief Financial	2009	5,656	5,433	13,851	—		700		25,640
Officer and Treasurer

Charles D. Milos	2011	10,613	17,766	14,288	—		2,615	(8)	45,282
Senior Vice President,	2010	9,111	19,139	13,518	—		3,519		45,287
Mortgage Loans and	2009	5,656	27,128	15,561	—		8,596		56,941
Real Estate

S. Christopher Johnson	2011	10,613	328	7,664	—		700	(9)	19,305
Senior Vice President,	2010	9,111	4,877	8,584	—		700		23,272
Chief Marketing Officer	2009	5,656	2,858	8,339	—		700		17,553
Marketing

(1)	The Company provides its officers additional compensation equivalent to the premiums for health, dental, and accidental death and dismemberment coverage offered to all employees.

(2)	The amounts in this column represent claims paid under the Company’s Group Excess Benefit Program.

(3)
The amounts in this column represent Company contributions to the Company’s qualified and non-qualified savings plans. The Company’s 401(k) plan is available to all employees with the same contribution criteria.

(4)
Mr. Robert L. Moody contributed a life interest in a trust estate to the Company as a capital contribution in 1964.  The Company, in turn, issued term policies on the life of Mr. Moody in excess of the amount of the asset contributed which excess was assigned to Mr. Moody.  The value of the excess amount of insurance was $511,098 in 2011 and represents additional compensation to Mr. Moody.  In addition, the Company reimburses Mr. Moody the applicable taxes associated with this benefit which was $293,147 in 2011.

(5)	Mr. Robert L. Moody’s amounts in this column include $22,527 for Office of the Chairman expenses and $1,400 in gifts.

(6)	Mr. Ross R. Moody’s amounts in this column include $355 for car expense, $900 in membership dues, $2,100 for personal tax return preparation and $1,400 in officer and director gifts.

(7)	Mr. Pribyl’s amounts in this column include $700 in officer gifts.

(8)	Mr. Milos’s amounts in this column include $1,215 for car expense and $1,400 in officer and director gifts.

(9)	Mr. Johnson's amounts in this column include $700 in officer gifts.

Grants of Plan-Based Awards

The following table provides information regarding grants under the Company’s 2011 Executive Officer Bonus Program, Officer Bonus Program, and Domestic Marketing Officer Bonus Program for the executive officers named in the Summary Compensation Table.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Threshold ($)	Target ($)	Maximum (b) ($)

Robert L. Moody
2011 Executive Officer Bonus Program:
International life sales	95,550	130,296	165,041
Domestic life sales	95,550	130,296	165,041
Annuities sales	95,550	130,296	165,041
Expense management	304,023	390,887	477,751
Company profitability	382,201	521,183	660,165

Ross R. Moody
2011 Executive Officer Bonus Program:
International life sales	36,558	49,852	63,146
Domestic life sales	36,558	49,852	63,146
Annuities sales	36,558	49,852	63,146
Expense management	116,321	149,555	182,790
Company profitability	146,232	199,407	252,582

Brian M. Pribyl
2011 Officer Bonus Program:
International life sales	5,506	6,883	8,260
Domestic life sales	5,506	6,883	8,260
Annuities sales	5,506	6,883	8,260
Expense management	13,766	20,649	27,532
Company profitability	24,779	41,298	57,817

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Threshold ($)	Target ($)	Maximum (b) ($)

Charles D. Milos
2011 Officer Bonus Program:
International life sales	4,648	5,809	6,971
Domestic life sales	4,648	5,809	6,971
Annuities sales	4,648	5,809	6,971
Expense management	11,619	17,428	23,238
Company profitability	20,914	34,856	48,799

S. Christopher Johnson
2011 Domestic Marketing Officer Bonus Program:
Domestic life sales	20,523	73,884	No limit
Annuity sales	8,209	49,256	73,884
Domestic life persistency	2,463	12,314	24,628
Annuity persistency	2,463	12,314	24,628
Expense management	4,105	16,419	36,942

Note: Columns with no data have been omitted.

(a)
Amounts that have been or are expected to be paid in 2012 pertaining to the 2011 programs are reflected in the Summary Compensation Table. The 2011 program bonus amounts are based upon the base salary reflected in the applicable program addendums.

(b)	Although the Executive Officer and Officer Bonus Programs have stated maximums per program component, the aggregate bonus amount cannot exceed 75% and 30%, respectively, of base salaries.

The following table provides information regarding stock appreciation right (SAR) grants awarded during the year ended December 31, 2011 under the Company’s 2008 Incentive Plan for the executive officers named in the Summary Compensation Table.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($)	Grant Date Fair Value of SAR Awards ($)

Robert L. Moody	12/14/2011	8,500	132.56	412,535

Ross R. Moody	12/14/2011	6,518	132.56	295,967

Brian M. Pribyl	12/14/2011	1,000	132.56	46,160

Charles D. Milos	12/14/2011	2,000	132.56	87,422

S. Christopher Johnson	12/14/2011	1,000	132.56	46,160

Outstanding Equity Awards at December 31, 2011

The following table provides information regarding outstanding stock options and SARs held by the executive officers named in the Summary Compensation Table as of December 31, 2011.

	Option/SAR Awards
Name	Number of Securities Underlying Options/SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable	Option/SAR Exercise Price ($)	Option/SAR Expiration Date

Robert L. Moody Grants:
4/23/2004	20,000	(*)	—	150.00	4/23/2014
6/25/2004 (director)	1,000	(*)	—	150.00	6/25/2014
4/18/2008	1,500		6,000	255.13	4/18/2018
6/20/2008 (director)	600		400	208.05	6/20/2018
2/19/2009 (director)	400		600	114.64	2/19/2019
2/19/2009	—		7,500	114.64	2/19/2019
12/14/2011	—		7,500	132.56	12/14/2021
12/14/2011 (director)	—		1,000	132.56	12/14/2021

Ross R. Moody Grants:
4/23/2004	10,000	(*)	—	150.00	4/23/2014
6/25/2004 (director)	1,000	(*)	—	150.00	6/25/2014
4/18/2008	1,104		4,414	255.13	4/18/2018
6/20/2008 (director)	600		400	208.05	6/20/2018
2/19/2009 (director)	400		600	114.64	2/19/2019
2/19/2009	—		5,518	114.64	2/19/2019
12/14/2011	—		5,518	132.56	12/14/2021
12/14/2011 (director)	—		1,000	132.56	12/14/2021

Brian M. Pribyl Grants:
4/23/2004	1,200	(*)	—	150.00	4/23/2014
4/18/2008	200		800	255.13	4/18/2018
2/19/2009	—		1,000	114.64	2/19/2019
12/14/2011	—		1,000	132.56	12/14/2021

Charles D. Milos Grants:
4/23/2004	2,000	(*)	—	150.00	4/23/2014
6/25/2004 (director)	1,000	(*)	—	150.00	6/25/2014
4/18/2008	200		800	255.13	4/18/2018
6/20/2008 (director)	600		400	208.05	6/20/2018
2/19/2009 (director)	400		600	114.64	2/19/2019
2/19/2009	—		1,000	114.64	2/19/2019
12/14/2011	—		1,000	132.56	12/14/2021
12/14/2011 (director)	—		1,000	132.56	12/14/2021

	Option/SAR Awards
Name	Number of Securities Underlying Options/SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable	Option/SAR Exercise Price ($)	Option/SAR Expiration Date

S. Christopher Johnson Grants:
4/18/2008	200	800	255.13	4/18/2018
2/19/2009	—	1,000	114.64	2/19/2019
12/14/2011	—	1,000	132.56	12/14/2021

Note: Columns with no data have been omitted.
(*) – Fully vested.

Officer stock options and SARs vest 20% annually following three full years of service to the Company from the date of grant.  Stock options and SARs granted to members of the Board of Directors vest 20% annually following one full year of service to the Company from the date of grant.  Accordingly, the unexercisable options and SARs shown in the previous table are scheduled to vest during the following years:

	2012	2013	2014	2015	2016 to 2019	Total Unexercisable

Robert L. Moody
Grants:
4/18/2008	1,500	1,500	1,500	1,500	—	6,000
6/20/2008 (director)	200	200	—	—	—	400
2/19/2009 (director)	200	200	200	—	—	600
2/19/2009	1,500	1,500	1,500	1,500	1,500	7,500
12/14/2011	—	—	1,500	1,500	4,500	7,500
12/14/2011 (director)	200	200	200	200	200	1,000

Ross R. Moody
Grants:
4/18/2008	1,104	1,104	1,103	1,103	—	4,414
6/20/2008 (director)	200	200	—	—	—	400
2/19/2009 (director)	200	200	200	—	—	600
2/19/2009	1,104	1,104	1,104	1,103	1,103	5,518
12/14/2011	—	—	1,104	1,104	3,310	5,518
12/14/2011 (director)	200	200	200	200	200	1,000

Brian M. Pribyl
Grants:
4/18/2008	200	200	200	200	—	800
2/19/2009	200	200	200	200	200	1,000
12/14/2011	—	—	200	200	600	1,000

	2012	2013	2014	2015	2016 to 2019	Total Unexercisable

Charles D. Milos
Grants:
4/18/2008	200	200	200	200	—	800
6/20/2008 (director)	200	200	—	—	—	400
2/19/2009 (director)	200	200	200	—	—	600
2/19/2009	200	200	200	200	200	1,000
12/14/2011	—	—	200	200	600	1,000
12/14/2011 (director)	200	200	200	200	200	1,000

S. Christopher Johnson
Grants:
4/18/2008	200	200	200	200	—	800
2/19/2009	200	200	200	200	200	1,000
12/14/2011	—	—	200	200	600	1,000

Option Exercises and Stock Vested

The following table sets forth information regarding option exercises by the executive officers named in the Summary Compensation Table for the year ended December 31, 2011.  The Company does not have stock award plans with stock awards subject to vesting.

	Option Awards
Name	Number of Shares Exercised (#)	Value Realized On Exercise ($)

Robert L. Moody	—	—

Ross R. Moody	3,725	263,830

Brian M. Pribyl	—	—

Charles D. Milos	2,300	141,378

S. Christopher Johnson	—	—

Note: Columns with no data have been omitted.

Pension Benefits

The following table provides information regarding benefits under the Company’s Pension Plan, Non-Qualified Defined Benefit Plan, Non-qualified Defined Benefit Plan for Robert L. Moody, and Non-Qualified Defined Benefit Plan for the President of National Western Life Insurance Company (NWLIC).

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert L. Moody	NWLIC Pension Plan	44	1,250,597	153,509

	NWLIC Grandfathered
	Non-Qualified
	Defined Benefit Plan	45	5,810,705	713,258

	NWLIC Non-Qualified
	Defined Benefit Plan for
	Robert L. Moody	45	13,975,098	1,715,423

Ross R. Moody	NWLIC Pension Plan	17	304,550	—

	Non-Qualified Defined
	Benefit Plan for the
	President of NWLIC	20	667,336	—

Brian M. Pribyl	NWLIC Pension Plan	7	149,984	—

Charles D. Milos	NWLIC Pension Plan	25	590,477	49,152

	NWLIC Grandfathered	28
	Non-Qualified		357,227	—
	Defined Benefit Plan

	NWLIC Non-Qualified	28
	Defined Benefit Plan		361,840	—

S. Christopher Johnson	NWLIC Pension Plan	—	—	—

Note: Columns with no data have been omitted.

Pension Plan. The qualified defined benefit plan covers substantially all employees and officers of the Company and provides benefits based on the participant’s years of service and compensation.  The Company makes annual contributions to the plan that complies with the minimum funding provisions of the Employee Retirement Income Security Act.  Annual pension benefits for those employees who became eligible participants prior to January 1, 1991, are generally calculated as the sum of the following:

(a)50% of the participant’s final 5-year average annual eligible compensation at December 31, 1990, less 50% of their primary social security benefit determined at December 31, 1990; this net amount is then prorated for less than 15 years of benefit service at normal retirement date.  This result is multiplied by a fraction which is the participant’s years of benefit service at December 31, 1990, divided by the participant’s years of benefit service at normal retirement date.

(b)1.5% of the participant’s eligible compensation earned during each year of benefit service after December 31, 1990 and through December 31, 2007.

Annual pension benefits for those employees who become eligible participants on or subsequent to January 1, 1991, are generally calculated as 1.5% of their compensation earned during each year of benefit service through December 31, 2007.

On October 19, 2007, the Company’s Board of Directors approved an amendment to freeze the Pension Plan as of December 31, 2007.  The freeze ceased future benefit accruals to all participants and closed the Plan to any new participants.  In addition, all participants became immediately 100% vested in their accrued benefits as of that date.  Accordingly future pension expense is projected to be minimal.

Non-Qualified Defined Benefit Plan.   This plan covers officers of the Company who were in the position of senior vice president or above prior to 1991.  The plan provides benefits based on the participant’s years of service and compensation.  No minimum funding standards are required.

The benefit to be paid pursuant to this plan to a participant, other than the Chairman of the Company, who retires at his normal retirement date shall be equal to (a) minus (b) minus (c), but the benefit may not exceed (d) minus (b) where:

(a)is the benefit which would have been payable at the participant’s normal retirement date under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, and,
(b)is the benefit which actually becomes payable under the terms of the Pension Plan at the participant’s normal retirement date, and,
(c)is the actuarially equivalent life annuity which may be provided by an accumulation of 2% of the participant’s compensation for each year of service on and after January 1, 1991, accumulated at an assumed interest rate of 8.5% to the participant’s normal retirement date, and,
(d)is the benefit which would have been payable at the participant’s normal retirement date under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a)(17) and 415 limits, except that the proration over 15 years shall instead be calculated over 30 years.

The Chairman of the Company, Robert L. Moody, is currently receiving in-service benefits from this plan.  The benefit that Mr. Moody began receiving as of his normal retirement date pursuant to the plan was equal to (a) minus (b) minus (c) where:

(a)was his years of service (up to 45), multiplied by 1.66667%, and then multiplied by the excess of his eligible compensation over his primary social security benefit under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, and,
(b)was the benefit payable to him under the terms of the Pension Plan, and,
(c)was the actuarially equivalent life annuity provided by an accumulation of 2% of his compensation for each year of service on and after January 1, 1991, accumulated at an assumed interest rate of 8.5% to his normal retirement date.

This benefit was increased for additional service and changes in eligible compensation through December 31, 2004.  The benefit was frozen as of December 31, 2004 in connection with plan changes required by the American Jobs Creation Act of 2004.

Non-Qualified Defined Benefit Plan for Robert L. Moody.  This plan covers the current Chairman of the Company, Robert L. Moody, and is intended to provide for post-2004 benefit accruals that mirror and supplement the pre-2005 benefit accruals under the previously discussed Non-Qualified Defined Benefit Plan, while complying with the American Jobs Creation Act of 2004.  No minimum funding standards are required.  The annual benefit paid to the Chairman of the Company on an in-service basis effective July 1, 2005 was equal to (a) minus (b) minus (c) where:

(a)was his years of service on his normal retirement date, multiplied by 1.66667%, and then multiplied by the excess of his eligible compensation over his primary social security benefit under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, less the actuarially equivalent life annuity which may be provided by an accumulation of 2% of his compensation for each year of service on and after January 1, 1991, accumulated at an assumed interest rate of 8.5% to his normal retirement date, and, multiplied by the ratio of his years of service on July 1, 2005 to his years of service on his normal retirement date, multiplied by the ratio of his eligible compensation as of July 1, 2005 to his eligible compensation as of his normal retirement date, and,
(b)was the benefit payable to him under the terms of the Pension Plan as of July 1, 2005, and,
(c)was the benefit payable to him under the terms of the Non-Qualified Defined Benefit Plan as of December 31, 2004.

Subsequent to July 1, 2005, the annual benefit was increased monthly for additional service and changes in eligible compensation.

Non-Qualified Defined Benefit Plan for the President of National Western Life Insurance Company.   This plan covers the President of the Company and is intended to provide benefit accruals that comply with the American Jobs Creation Act of 2004.  No minimum funding standards are required.

The annual benefit to be paid to the President of the Company who retires at his normal retirement date shall be equal to (a) minus (b) minus (c) where:

(a)equals his years of service (up to 45), multiplied by 1.66667%, and then multiplied by the excess of his eligible compensation over his primary social security benefit under the terms of the Pension Plan as of December 31, 1990, as if that plan had continued without change and without regard to Internal Revenue Code Section 401(a) (17) and 415 limits, and,
(b)equals the actuarially equivalent life annuity provided by an accumulation of 2% of his compensation for each year of service on and after his date of hire, accumulated at an assumed interest rate of 8.5% to his normal retirement date, and,
(c)equals the benefit actually payable to him under the terms of the Pension Plan.

The plan provides for a monthly in-service benefit if the President of the Company continues employment after his normal retirement date.

Non-Qualified Deferred Compensation

The following table provides information regarding the Company’s non-qualified deferred compensation plan for the executive officers named in the Summary Compensation Table as of December 31, 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year (a) ($)	Aggregate Earnings in Last Fiscal Year (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (c) ($)

Robert L. Moody	—	—	—	—	—

Ross R. Moody	42,064	31,238	(874)	—	828,914

Brian M. Pribyl	11,437	7,078	(8,414)	—	232,445

Charles D. Milos	13,709	6,478	439	—	507,305

S. Christopher Johnson	17,480	3,957	(6,179)	—	111,798

Note: Columns with no data have been omitted.

(a)	Registrant contributions are reflected in the “All Other Compensation” column in the Summary Compensation Table and are not additional earned compensation.

(b)	The investment options under the plan consist of a selection of mutual funds identical to those available to all employees through the 401(k) plan.

(c)
Balances in the plan are settled in cash upon the termination event selected by the officer and distributed either in a lump sum or in annual installments. Deferred amounts represent unsecured obligations of the Company.

Potential Payments Upon Termination or Change in Control

Other than the Company’s 1995 Stock Option and Incentive Plan and 2008 Incentive Plan, the Company has no contract, agreement, plan, or arrangement, written or unwritten, that provides for payment to any officer at, following, or in connection with any termination, severance, retirement or a constructive termination, or a change in control of the Company or a change in any officer’s responsibilities.

The 1995 Stock Option and Incentive Plan governs certain of the stock option grants held by our executive officers.  Our executive officers are not entitled to any benefits under our 1995 Stock Option and Incentive Plan that are not available to other participants.  The 1995 Stock Option and Incentive Plan includes the following change in control provisions, which would result in the accelerated vesting of outstanding option grants:  In the event of a Change of Control, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable.  The Committee, in its discretion, may determine that upon the occurrence of a Change in Control, each Award outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Common Stock subject to such Award, cash in an amount equal to the excess of (i) the higher of (x) the Fair Market Value of such share of Common Stock immediately prior to the occurrence of such Change of Control or (y) the value of the consideration to be received in connection with such Change of Control for one share of Common Stock over (ii) the exercise price per share, if applicable, of Common Stock set forth in such Award.  The provisions contained in the preceding sentence shall be inapplicable to an Award granted within six (6) months before the occurrence of a Change of Control if the Holder of such Award is subject to the reporting requirements of Section 16(a) of the 1934 Act.  If the consideration offered to shareholders of the Company in any transaction described in this paragraph consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.  The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

The 2008 Incentive Plan governs certain of the stock option grants and/or SARs held by our executive officers and provides for the acceleration of vesting of all awards upon a change in control of the Company. The 2008 Incentive Plan includes the following change in control provisions, which would result in the accelerated vesting of outstanding award grants:  The Committee may provide in an option agreement and/or Stock Appreciation Rights agreement that in the event of a Change in Control of the Company, (i) all or a portion of the stock options and/or any Stock Appreciation Rights awarded under such agreement shall become fully vested and immediately exercisable and/or (ii) the vesting of all performance-based stock options shall be determined as if the performance period or cycle applicable to such stock options had ended immediately upon such Change in Control.

Our executive officers hold option grants under both the 1995 Stock Option and Incentive Plan and the 2008 Incentive Plan. Option Grants under the 1995 Stock Option and Incentive Plan and the 2008 Incentive Plan will immediately vest upon a change in control.  The following table depicts potential benefits for our executive officers as a result of a change in control.  Such termination is assumed to occur on January 1, 2012.

Named Executive Officer	Intrinsic Value of Accelerated Equity (1) ($)

Robert L. Moody	204,912

Ross R. Moody	155,124

Brian M. Pribyl	25,120

Charles D. Milos	41,632

S. Christopher Johnson	25,120

(1)Value is based upon the closing selling price per share of our Class A Stock on the NASDAQ Global Select Market on December 30, 2011, the last trading day of 2011, which was $136.16.

Director Compensation

The following table sets forth the compensation for 2011 for those individuals who served as members of the Company’s Board of Directors during 2011 (excluding named executive officers whose director compensation is included in the Summary Compensation Table).

Name	Fees Earned or Paid in Cash ($)	Option Awards (a) ($)	All Other Compensation ($)		Total ($)

Stephen E. Glasgow	41,100	41,262	34,255	(b)	116,617

E. Douglas McLeod	28,200	41,262	952	(c)	70,414

Russell S. Moody	28,200	41,262	700	(d)	70,162

Frances A. Moody-Dahlberg	30,200	41,262	7,060	(e)	78,522

Louis E. Pauls Jr.	34,800	41,262	15,012	(f)	91,074

E. J. Pederson	34,800	41,262	952	(g)	77,014

Note: Columns with no data have been omitted.

(a)	The amounts in this column represent the fair value on grant date of option awards received during the year.

(b)	The amount shown for Mr. Glasgow includes $33,303 value of the Company’s Group and Excess Benefit Plans, $252 for the taxable value of supplemental life coverage and $700 in gifts.

(c)	The amounts shown for Mr. McLeod represents $252 for the taxable value of supplemental life coverage, and $700 in gifts.

(d)	The amount shown for Mr. Moody is $700 in gifts.

(e)	The amount shown for Ms. Moody-Dahlberg is $252 for the taxable value of supplemental life coverage, $6,108 value of the Company's Excess Benefit Plans, and $700 in gifts.

(f)	The amount shown for Mr. Pauls includes $14,292 value of the Company’s Group Benefit Plans, $20 for the taxable value of supplemental life coverage, and $700 in gifts.

(g)	The amount shown for Mr. Pederson includes $252 for the taxable value of supplemental life coverage and $700 in gifts.

All directors of the Company currently receive $24,000 a year and $600 for each board meeting attended. They are also reimbursed for actual travel expenses incurred in performing services as directors.  An additional $600 is paid for each committee meeting attended.  However, a director attending multiple meetings on the same day receives only one meeting fee.  Directors of the Company’s subsidiary, NWL Investments, Inc., receive $250 annually.  Directors of the Company’s subsidiary, NWLSM, Inc., receive $1,000 per board meeting attended.  Nonemployee directors of the Company’s subsidiary, NWL Services, Inc., receive $1,000 per board meeting attended.  Directors of the Company’s downstream subsidiaries, Regent Care General Partner, Inc., and Regent Care Operations General Partner, Inc., receive $250 per board meeting attended.  Directors of the Company’s downstream subsidiary, Regent Care Limited Partner, Inc., receive $500 per board meeting attended.  The amounts paid pursuant to these arrangements are included in the Summary Compensation Table of this Item.  The directors and their dependents are also eligible to participate in the Company’s group insurance program.

Directors of the Company are eligible for restricted stock awards, incentive awards, and performance awards under the National Western Life Insurance Company 1995 Stock Option and Incentive Plan and 2008 Incentive Plan.  Company directors, including members of the Compensation and Stock Option Committee, are eligible for nondiscretionary stock options.

No SARs or stock options were awarded during calendar year 2010 to directors. The following table provides information regarding stock appreciation right (SAR) grants awarded to directors during the year ended December 31, 2011 under the Company’s 2008 Incentive Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($)	Grant Date Fair Value of SAR Awards ($)

Stephen E. Glasgow	12/14/2011	1,000	132.56	41,262

E. Douglas McLeod	12/14/2011	1,000	132.56	41,262

Charles D. Milos	12/14/2011	1,000	132.56	41,262

Robert L. Moody	12/14/2011	1,000	132.56	46,160

Ross R. Moody	12/14/2011	1,000	132.56	41,262

Russell S. Moody	12/14/2011	1,000	132.56	41,262

Frances A Moody-Dahlberg	12/14/2011	1,000	132.56	41,262

Louis E. Pauls, Jr.	12/14/2011	1,000	132.56	41,262

E. J. Pederson	12/14/2011	1,000	132.56	41,262

PROPOSAL 2:  RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, has served as our independent auditors since 2005 and audited our consolidated financial statements for the year ended December 31, 2011.  The audit committee is directly responsible for the appointment of our independent registered public accounting firm and has appointed KPMG LLP to audit our financial statements for the year ending December 31, 2012.  Shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or other applicable legal requirement.  However, the appointment of KPMG LLP is being submitted to the shareholders for ratification.  If the shareholders do not ratify the appointment of KPMG LLP, the audit committee will evaluate the shareholder vote when considering the selection of an independent registered public accounting firm for the 2012 fiscal year and reconsider whether or not to retain the firm.  Even if the appointment is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

KPMG LLP has billed National Western and its subsidiaries the aggregate fees set forth in the table below for 2011 and 2010:

	2011	2010
	(In thousands)

Audit Fees (1)	$662	672
Audit Related Fees (2)	30	106
Tax Fees	—	—
All Other Fees	—	—

Total	$692	778

(1)These represent the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2011 and 2010 and reviews of the condensed consolidated financial statements included in the Company quarterly reports on Form 10-Q for the years then ended and the audit of internal control over financial reporting as of December 31, 2011 and 2010.  These amounts include out-of-pocket and travel related reimbursements of $44,000 for 2011 and $63,000 for 2010.
(2)KPMG LLP billed $30,000 for the year ended December 31, 2011 pertaining to actuarial services rendered as part of their audit involving the Company's implementation of a new reserving system. KPMG LLP billed $9,000 for the year ended December 31, 2010 for similar actuarial services rendered as part of their audit involving the Company’s implementation of a new reserving system, $27,000 for incremental tax accounting audit procedures, and $70,000 for additional audit procedures pertaining to the Company’s general controls over information technology.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor of the Company.  The policy requires that all services the Company’s independent auditor may provide to the Company, including audit services and permitted audit-related and non-auditor services, be pre-approved by the Committee.  The Committee approved all audit and non-audit services provided by KPMG LLP during 2011.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  All proxies executed and returned will be voted “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 unless the proxy specifies otherwise.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Audit Committee of the Board is responsible for the appointment and compensation of the independent auditors for the Company, reviewing the activities and independence of the independent auditors, including the plan and scope of the audit and audit fees, monitoring the adequacy of the reporting and internal controls, oversight of any internal audit function, meeting periodically with management and the independent auditors, and resolving any disagreements between management and the independent auditors. Under the NASDAQ Listing Rules and federal securities laws, all of the members of the Audit Committee are independent.

KPMG LLP, Dallas, Texas, was the Company's independent registered public accounting firm with respect to the Company's consolidated financial statements for the year ended December 31, 2011. Audit services performed by KPMG consist of the audit of the statutory and consolidated GAAP basis financial statements of the Company and its subsidiaries for such year, preparation of various reports based thereon, and services related to the filings with the Securities and Exchange Commission. In addition, KPMG audits the design and operating effectiveness of the Company's internal controls over financial reporting. The Audit Committee has received periodic reports as to the Company's own testing and evaluation of its internal controls, as well as that of KPMG.

The Disclosure Committee is a committee of senior officers of the Company that reports directly to the Audit Committee. It is responsible for evaluating disclosure controls and procedures and for gathering, analyzing, and disclosing information as required to be disclosed under the securities laws. It assists the CEO and CFO with their responsibilities of making the required certifications under the securities laws regarding the Company's disclosure controls and procedures. It ensures that material financial information is properly communicated up the Company's hierarchy to the appropriate person(s) and that all disclosures are made in a timely fashion. The Disclosure Committee meets on a monthly basis.

In discharging its oversight responsibility to the audit process, the Audit Committee discussed with the auditors the matters required by Statement on Auditing Standards No. 61, as amended, and obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors and satisfied itself as to the auditors' independence.

The Committee reviewed the audited consolidated financial statements of National Western Life Insurance Company as of and for the year ended December 31, 2011, with management and the independent auditors. Management has the responsibility for the preparation of National Western's consolidated financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on these reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that National Western's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ending December 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Louis E. Pauls, Jr., Chairman
E. J. Pederson
Stephen E. Glasgow

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that National Western specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the 2011 Annual Report to Shareholders of National Western Life Insurance Company for the year ended December 31, 2011 has been provided concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report to Shareholders is not incorporated by reference into this Proxy Statement and is not considered proxy solicitation material.

The Company's Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 15, 2012, including any financial statements but without exhibits, is available at www.nationalwesternlife.com or may be viewed at the United States

Securities and Exchange Commission (“SEC”) Public Reference Room in Washington, D.C. or at the SEC's Internet site at www.sec.gov; and may also be obtained without charge by written request to the Secretary, National Western Life Insurance Company, 850 East Anderson Lane, Austin, Texas 78752-1602.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at our next annual meeting of shareholders. In order for a shareholder proposal to be eligible for inclusion in the proxy statement and form of proxy for next year's annual meeting pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by the Secretary of National Western at 850 East Anderson Lane, Austin, Texas 78752-1602 not later than January 4, 2013, the date that is at least 120 days prior to May 4, 2013, the anniversary date of this Proxy Statement. Such proposals must meet all of the requirements of applicable Colorado law and the rules and regulations promulgated by the SEC (including the requirements of Rule 14a‑8) to be eligible for inclusion in our 2013 proxy materials. While the Board of Directors will consider shareholder proposals, we reserve the right to omit from our proxy statement and form of proxy shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Shareholders may contact the Secretary at our principal executive office located at 850 East Anderson Lane, Austin, Texas 78752-1602 for a copy of the relevant amended and restated bylaw provisions regarding the requirements for making shareholder proposals.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the NASDAQ Global Market. The Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4, and 5 and any amendments thereto that they file. Based solely on our review of the copies of such forms that we have received and, where applicable, any written representations by any of them that no Form 5 was required, we believe that with respect to the year ended December 31, 2011, all the Reporting Persons complied with the applicable filing requirements on a timely basis.

OTHER BUSINESS

Management does not intend to present and does not have any reason to believe that others will present at the Annual Meeting any item of business other than those set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters at the discretion and in accordance with the judgment of the person acting under the proxy.

IT IS IMPORTANT THAT PROXIES BE SUBMITTED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE VIA THE INTERNET OR BY PHONE, OR COMPLETE, SIGN, DATE, AND RETURN A PROXY CARD.

By Order of the Board of Directors

/S/ James P. Payne
James P. Payne
Senior Vice President and Secretary

Austin, Texas
May 4, 2012